EXHIBIT 4.1

CREDIT AGREEMENT

DATED AS OF JANUARY 20, 2010

AMONG

SHOE CARNIVAL, INC.,
AS BORROWER,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO AS
“BANKS,”

AND

WACHOVIA BANK, NATIONAL ASSOCIATION,
AS AGENT

ii

SCHEDULES:

Schedule 2.13	Existing Letters of Credit
Schedule 4.1(e)	Litigation
Schedule 4.1(f)	ERISA
Schedule 4.1(j)	Subsidiaries
Schedule 4.1(l)	Existing Debt
Schedule 4.1(r)	Environmental Matters
Schedule 5.2(b)(ii)	Liens

EXHIBITS:

Exhibit A:	Form of Promissory Note
Exhibit B:	Form of Swingline Note
Exhibit C:	Form of Notice of Borrowing
Exhibit D:	Compliance Certificate
Exhibit E:	Borrowing Base Certificate
Exhibit F:	Assignment Agreement

iii

CREDIT AGREEMENT

     This CREDIT AGREEMENT (the “Agreement”) is made and entered into as of January 20, 2010, by and among SHOE CARNIVAL, INC., an Indiana corporation (“Borrower”), the financial institutions from time to time party hereto (collectively, the “Banks” and each, a “Bank”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Banks (together with its successors and assigns in such capacity, “Agent”).

     The parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

     SECTION 1.1 Definitions. The following terms, as used herein, have the following meanings:

     “Agent” shall have the meaning ascribed thereto in the preamble to this Agreement.

     “Agent Indemnitees” shall mean Agent and its officers, directors, employees, affiliates, agents, consultants, and attorneys.

     “Agent Professionals” shall mean attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

     “Anti-Terrorism Laws” shall mean any applicable laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

     “Attorneys’ Fees” shall mean (a) the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Agent (including, without limitation, attorneys and paralegals who are employees of Agent or are employees of any affiliate of Agent) from time to time in connection with the negotiation, preparation, execution, workout, restructuring, and/or administration of this Agreement and/or any of the other Loan Documents and (b) the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Agent or any Bank (including, without limitation, attorneys and paralegals who are employees of Agent or any Bank or are employees of any affiliate of Agent or any Bank) (i) in connection with the preparation, negotiation or execution of any amendment, modification, extension, renewal and/or restatement of, and/or any waiver or consent with respect to, this Agreement or any of the other Loan Documents, (ii) in connection with the enforcement of this Agreement and/or any of the other Loan Documents, (iii) in connection with any Default or Event of Default under this Agreement, (iv) to represent Agent or any Bank in any litigation, contest, dispute, suit or proceeding, or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding, or to file any petition, complaint, answer, motion or other pleading or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Agent, any Bank, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement or any of the other Loan Documents, Borrower, any other Obligor or any Subsidiary (but excluding any such fees, costs, charges and/or expenses incurred with respect to a dispute between Agent and any one or more Banks or with respect to disputes between one or more Banks), and/or (v) to enforce any of the rights and/or remedies of Agent or any Banks to collect any of the Obligations; provided, that all such Attorneys’ Fees shall be determined on the basis of rates then generally applicable to the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Agent or Banks, which may be higher than the rates such attorneys (and all paralegals, accountants and other staff employed by such attorneys) charge Agent or Banks in certain matters.

     “Banks” shall have the meaning ascribed thereto in the preamble to this Agreement and shall include, where appropriate, Agent in making Swingline Loans.

     “Bank Product Provider” means Agent or any Bank, together with any of their respective Affiliates.

     “Bank Products” means all bank, banking, financial, and other similar or related products, services, and facilities offered or provided by any Bank Product Provider to Borrower or any Subsidiary, including (a) merchant card services, credit or stored value cards, and corporate purchasing cards; (b) cash management, treasury, and related products and services, including depository and checking services, deposit accounts (whether operating, money market, investment, collections, payroll, trust, disbursement, or other deposit accounts), automated clearinghouse (“ACH”) transfers of funds and any other ACH services, remote deposit capture, lockboxes, account reconciliation and information reporting, controlled disbursements, wire and other electronic funds transfers, e-payable, overdraft protection, and stop payment services; and (c) securities and commodities accounts, bankers’ acceptances, drafts, letters of credit (and the issuance, amendment, renewal, or extension thereof), documentary services, foreign currency exchange services; and (d) Hedging Agreements.

     “Bank Product Obligations” means Debt and other obligations and liabilities of Borrower or any Subsidiary arising from Bank Products.

     “Borrower” shall mean Shoe Carnival, Inc., an Indiana corporation, and its successors and assigns.

     “Borrowing” shall mean a borrowing hereunder consisting of Loans of the same interest rate and, if applicable, Interest Period made to Borrower pursuant to the terms hereof.

     “Borrowing Base” shall mean, at any time of determination, an amount equal to 50% of the value (determined at the lower of cost, excluding any capitalized overhead cost allocated to any such inventory, or market) of Eligible Inventory. Absent manifest error, the Borrowing Base at any time shall be the Borrowing Base shown in the most recently delivered Borrowing Base Certificate and such Borrowing Base shall be and remain the Borrowing Base until the next Borrowing Base Certificate is required to be delivered to Agent, at which time the Borrowing Base shall be the amount shown in such subsequent Borrowing Base Certificate.

     “Borrowing Base Certificate” shall have the meaning given such term in Section 5.1(a)(iv).

     “Capital Expenditure” shall mean any expenditure which, in accordance with generally accepted accounting principles consistently applied, is or should be capitalized on the balance sheet of the Person making the same.

     “Capitalized Lease” shall mean any lease which, in accordance with generally accepted accounting principles consistently applied, is or should be capitalized on the balance sheet of the lessee.

     “Change of Control” shall mean the occurrence of either of the following circumstances: (a) any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Securities Exchange Act of 1934) is or shall (i) be the “beneficial owner” (as so defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of more than 50% (determined on a fully diluted basis) of the voting interest in Borrower’s Equity Interests or (ii) have obtained the power (whether or not exercised) to elect a majority of Borrower's directors; or (b) Borrower’s board of directors shall cease to consist of a majority of (i) directors who were directors on the Effective Date and (ii) directors whose nomination to become a director was recommended by a majority of the board of directors.

     “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

     “Commitment” shall mean, with respect to each Bank, the obligation of such Bank to make Loans to Borrower and to participate in Swingline Loans and Letters of Credit in an aggregate principal amount not exceeding the amount set forth with respect to such Bank on the signature pages to this Agreement, or, in the case of a Person becoming a Bank after the Effective Date, the amount of the assigned or accepted “Commitment” as provided in the assignment and acceptance or similar agreement executed by such Person as an assignee or in acceptance of such Commitment. The term “Commitments” shall mean, at any time of determination, the aggregate Commitment of all Banks. As of the date hereof, the Commitments equal $50,000,000.

     “Compliance Certificate” shall have the meaning given such term in Section 5.1(a)(iii).

     “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

     “Debt” of any Person shall mean at any date, without duplication, to the extent obligations and liabilities of such type are required to be disclosed in such Person’s financial statements according to generally accepted accounting principles, consistently applied, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable in the ordinary course of business on customary terms), (d) all obligations of such Person as lessee under leases capitalized or required to be capitalized in accordance with generally accepted accounting principles, consistently applied, but excluding any obligations as lessee under any operating leases, (e) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (provided that for purposes of this clause (e) the amount of any such Debt shall be deemed not to exceed the higher of the market value or the net book value of such asset), (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance, or otherwise), letters of credit, bankers’ acceptances, drafts or similar documents or instruments issued for such Person’s account, and (g) all other obligations and liabilities required to be disclosed on such Person’s financial statements according to generally accepted accounting principles, consistently applied.

     “Default” shall mean any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     “Default Rate” has the meaning given such term in Section 2.5(d).

     “Distribution” shall mean, in respect of any Person:

     (a) Dividends or other distributions on account of any Equity Interests issued by such Person; and

     (b) The redemption, repurchase, or other acquisition of such Equity Interests or of warrants, rights or other options to purchase such Equity Interests (except when solely in exchange for such Equity Interests with the same or lower priority).

     “Domestic Business Day” shall mean any day except a Saturday, Sunday or legal holiday observed by Agent or any Bank.

     “EBITDA” shall have the meaning given such term in Section 5.1(e).

     “Effective Date” shall mean the date on which this Agreement shall become effective in accordance with Section 9.17.

     “Eligible Inventory” shall mean that portion of Borrower’s inventory which (a) consists of finished goods less than one year old; (b) does not violate the negative covenants and provisions of this Agreement and does satisfy the affirmative covenants and provisions of this Agreement; (c) is not obsolete; and (d) Agent has in good faith determined, in accordance with Agent’s customary business practices, is not unacceptable due to age, type, category, or quantity.

     “Environmental Laws” shall mean the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, the Toxic Substances Act and any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or any other hazardous, toxic or dangerous waste, substance or constituent or other substance, whether solid, liquid or gas, as now or at any time hereafter in effect.

     “Environmental Lien” shall have the meaning ascribed thereto in Section 5.1(i)(vii).

     “Equity Interest” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability, or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest in any other Person.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     “ERISA Affiliate” shall mean any Person (including, without limitation, any corporation, trade, or business) that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses or an affiliated service group, as described in Sections 414(b), 414(c), 414(m), and 414(o) of the Code.

     “Eurocurrency Business Day” means any Domestic Business Day on which commercial banks are open for international business in London.

     “Event of Default” shall have the meaning ascribed thereto in Section 6.1.

     “Executive Officer” shall mean, with respect to any Person, the Chief Executive Officer, President, Secretary, Chief Financial Officer, Executive Vice President, Treasurer, any Assistant Treasurer, and any other individual holding comparable offices or duties.

     “Existing Letters of Credit” shall mean each of the letters of credit listed on Schedule 2.13 attached hereto.

     “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Domestic Business Day, for the next preceding Domestic Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Domestic Business Day, the average of the quotations at approximately 12:00 p.m. for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by it in its discretion.

     “Fee Letter” shall have the meaning ascribed thereto in Section 3.2(f).

     “Funded Debt” means, with respect to any Person and without duplication, its (a) Debt arising from the lending of money by another Person to such Person (regardless of whether the same is with or without recourse to the credit of such Person); (b) Debt evidenced by notes, drafts, bonds, debentures, credit documents, or similar instruments; (c) Debt which accrues interest or is of a type upon which interest or finance charges are customarily paid (excluding trade payables owing in the ordinary course of business); (c) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; (d) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (e) the amount owing under any Hedging Agreements; (f) all mandatory obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any capital stock of such Person; (g) Debt which was issued or assumed as full or partial payment for real or personal property or services; (h) the principal and interest portions of all rental obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing where such transaction is considered Debt for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; and (i) Guarantees by such Person of any Debt of the foregoing types owing by another Person.

     “Guarantee” by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning.

     “Guarantor” shall mean each Subsidiary of Borrower that from time to time executes a Subsidiary Guaranty Agreement (or joinder thereto) and each other Person that at any time executes a guaranty agreement in favor of Agent (on behalf of Banks) to Guarantee the obligations of Borrower hereunder.

     “Hazardous Materials” shall mean any hazardous, toxic, or dangerous waste, substance, or material, the generation, handling, storage, disposal, treatment, or omission of which is subject to any Environmental Law.

     “Hedging Agreement” has the meaning for swap agreement as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute, and includes, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

     “Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal, or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under Title 11 of the United States Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator, or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

     “Interest Differential” shall mean that sum equal to the greater of zero (0) or the financial loss incurred by a Bank resulting from prepayment, calculated as the difference between the amount of interest such Bank would have earned (from like investments in the Money Markets as of the first day of the applicable LIBOR Loan(s)) had prepayment not occurred and the interest such Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.”

     “Interest Period” shall mean, with respect to any LIBOR Loan, the period commencing on the advance date of the applicable LIBOR Loan and ending on the numerically corresponding day l, 2, 3 or 6 months thereafter matching the interest rate term selected by Borrower; provided, however, (i) if any Interest Period would otherwise end on a day which is not a Eurodollar Business Day, then the Interest Period shall end on the next succeeding Eurodollar Business Day unless the next succeeding Eurodollar Business Day falls in another calendar month, in which case the Interest Period shall end on the immediately preceding Eurodollar Business Day; or (ii) if any Interest Period begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Interest Period), then the Interest Period shall end on the last Eurodollar Business Day of the calendar month at the end of such Interest Period.

     “Letter(s) of Credit” shall mean each standby Letter of Credit or commercial Letter of Credit issued by Agent pursuant to Section 2.13.

     “Letter of Credit Obligations” means, at any time of determination, the aggregate undrawn and unreimbursed amount of all Letters of Credit.

     “LIBOR” shall mean, for any applicable Interest Period with respect to any LIBOR Loan, the rate per annum for deposits in U.S dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England, time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the applicable LIBOR Loan.

     “LIBOR Loans” shall mean any Revolving Loan bearing interest based on the LIBOR Rate.

     “LIBOR Margin” shall have the meaning ascribed thereto in Section 2.5(b).

     “LIBOR Rate” shall mean, with respect to each Interest Period for a LIBOR Borrowing, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the LIBOR Reserve Percentage.

     “LIBOR Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special, or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions, or offsets that may be available from time to time to any Bank under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     “Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     “Loan Documents” shall mean, collectively, this Agreement, the Notes, all Notices of Borrowing, all Notices of Swingline Borrowing, the Subsidiary Guaranty Agreement, all certificates delivered in connection herewith or pursuant hereto, and any and all other instruments, agreements, documents, and writings executed in connection with any of the foregoing, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

     “Loans” shall mean Revolving Loans and Swingline Loans, in the aggregate or any of them, as the context shall require.

     “London Interbank Offered Rate” has the meaning set forth in Section 2.5(b).

     “Majority Banks” shall mean (a) so long as the Commitments have not been terminated, (i) at any time that more than five Persons are Banks hereunder, Banks whose Commitments exceed 50% of the Commitments and (ii) at all other times, Banks whose Commitments exceed 66-2/3% of the Commitments and (b) if the Commitments have been terminated, (i) at any time that more than five Persons are Banks hereunder, Banks whose aggregate outstanding principal of their Loans (other than Swingline Loans) exceeds 50% of the aggregate outstanding principal amount of all Loans (other than Swingline Loans) and (ii) at all other times, Banks whose aggregate outstanding principal of their Loans (other than Swingline Loans) exceeds 66-2/3% of the aggregate outstanding principal amount of all Loans (other than Swingline Loans).

     “Material Adverse Effect” shall mean, with respect to any event, act, condition, or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets, or liabilities (actual or contingent) of Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Obligors to perform any of their respective obligations under the Loan Documents, (c) the rights and remedies of Agent and the Banks under any of the Loan Documents or (d) the legality, validity, or enforceability of any of the Loan Documents.

     “Money Market” shall mean one or more wholesale funding markets available to and selected by a Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

     “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower or any ERISA Affiliate.

     “Net Worth” of any Person shall mean, at any date, the stockholders’ equity of such Person determined in accordance with generally accepted accounting principles, consistently applied.

     “Notes” shall mean (a) each promissory note of Borrower made to a Bank in the form of Exhibit A, attached hereto and made a part hereof, evidencing the obligation of Borrower to repay the Loans and (b) the Swingline Note.

     “Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit C, attached hereto, pursuant to which Borrower may request a Revolving Loan or a Swingline Loan, as applicable.

     “Notice of Swingline Borrowing” shall have the meaning ascribed thereto in Section 2.2.C.

     “Obligations” shall mean (a) any and all indebtedness, liabilities and obligations of Borrower and the Guarantors to Agent or any of the Banks under the Notes, Letters of Credit, this Agreement, or any of the other Loan Documents, now or hereafter executed and delivered by Borrower or any Guarantor to Agent or any of the Banks, including without limitation, all principal of the Loans, all Letter of Credit Obligations and other obligations of the Borrower and Guarantors with respect to Letters of Credit, interest, expenses, fees, and other sums payable by Borrower or Guarantor under this Agreement or the other Loan Documents (including any interest on pre-petition Obligations accruing after the commencement of any Insolvency Proceeding by or against Borrower or any Guarantor, whether or not allowable in such Insolvency Proceeding) and (b) all Bank Product Obligations, in each of the foregoing cases, whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by such Bank by assignment or otherwise, and any and all indemnities arising thereunder and all costs of collection and/or Attorneys’ Fees incurred or to be incurred in connection therewith.

     “Obligor” shall mean Borrower, each Guarantor, and each other Person who is or shall at any time hereafter become primarily or secondarily liable on any of the Obligations or who grants any Bank a Lien upon any of the Property or assets of such Person as security for any of the Obligations.

     “Occupational Safety and Health Laws” shall mean the Occupational Safety and Health Act of 1970, as amended, and any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, as now or at any time hereafter in effect.

     “OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     “Pension Plan” shall mean any “pension plan,” as such term is defined in Section 3(2) of ERISA, which is established or maintained by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

     “Person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Prime Loan” shall mean any Revolving Loan bearing interest based on the Prime Rate.

     “Prime Rate” shall mean the lesser of (a) the interest rate announced from time to time by Agent as its “prime rate” on commercial loans (which rate shall fluctuate as and when said “prime rate” shall change, and which rate may not be Agent’s best or lowest rate or a favored rate, and any statement, representation or warranty in that regard or to that respect is expressly disclaimed by Agent and Banks) and (b) the Federal Funds Rate in effect on such day plus 1/2%.

     “Pro Rata Share” shall mean, with respect to any Bank and at any time of determination, a fraction, expressed as a percentage, equal to such Bank’s Commitment, divided by the Commitments or, if the Commitments have been terminated, the aggregate principal amount of such Bank’s Loans (excluding Swingline Loans), divided by the aggregate principal amount of all Banks’ Loans (excluding Swingline Loans).

     “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. For purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as amended.

     “Related Party” shall mean any Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, Borrower, (b) which beneficially owns or holds twenty-five percent (25%) or more of the equity interest of Borrower or (c) twenty-five percent (25%) or more of the equity interest of which is beneficially owned or held by Borrower. The term “control” shall mean the possession, directly or indirectly, of the power to vote twenty-five percent (25%) or more of the Equity Interests of any Person or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     “Rental Expense” shall have the meaning given such term in Section 5.1(e).

     “Replacement Bank” shall have the meaning ascribed thereto in Section 9.12.

     “Replacement Event” shall have the meaning ascribed thereto in Section 9.12.

     “Reportable Event” shall have the meaning ascribed thereto in Section 4043 of ERISA.

     “Revolving Loans” means each Loan made by the Banks pursuant to Section 2.1.

     “Subsidiary” shall mean with respect to any Person any corporation of which more than 50% of the issued and outstanding Equity Interests entitled to vote for the election of directors is at the time owned directly or indirectly by such Person. Any unqualified reference to a Subsidiary or Subsidiaries shall constitute a reference to a Subsidiary of, or the Subsidiaries of, Borrower.

     “Subsidiary Guaranty Agreement” shall mean that certain Subsidiary Guaranty Agreement dated on or about the Effective Date and executed by (a) SCLC, Inc., a Delaware corporation and (b) SCHC, Inc., a Delaware corporation, together with any other joinder pursuant to which any additional Subsidiary becomes party thereto, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

     “Swingline Commitment” shall mean the commitment of Agent to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $10,000,000, as such amount may be reduced from time to time in accordance with Section 2.7.

     “Swingline Loan” shall mean each loan made to Borrower by Agent under the Swingline Commitment.

     “Swingline Note” shall mean the promissory note of Borrower payable to the order of Agent in the principal amount of the Swingline Commitment, substantially the form of Exhibit B, attached hereto and made a part hereof.

     “Term” shall mean the period from the Effective Date up to and including April 30, 2013, except that (a) all, but not less than all, of the Banks may, in their sole discretion, extend such Term for additional one-year periods by notifying Borrower of each such extension at least twelve (12) months prior to the expiration of the then current Term and of their intention to extend the Term by an additional year; (b) Agent may terminate the Banks’ obligations hereunder at any time prior to stated maturity date or any extension thereof pursuant to Article 6 herein; and (c) Borrower may terminate the facility as provided in Section 2.7.

     “Working Capital Obligations” means, at any time of determination, the sum of the aggregate outstanding principal amount of all Loans and the Letter of Credit Obligations.

     SECTION 1.2 Accounting Terms and Determinations. Except as otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes approved by Borrower’s independent public accountants) with the most recent audited financial statements of Borrower delivered to Banks.

     SECTION 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof,” “herein,” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, and (iv) all references to Articles, Sections, Exhibits, and Schedules shall be construed to refer to Articles, Sections, Exhibits, and Schedules to this Agreement. All times set forth herein shall be deemed to be the local time of Jacksonville, Florida.

ARTICLE 2 - THE CREDITS SECTION

     SECTION 2.1 Loans and Letters of Credit. During the Term hereof, each Bank agrees, severally but not jointly, on the terms and conditions set forth in this Agreement, to lend to Borrower from time to time its Pro Rata Share of Revolving Loans requested by Borrower; provided, however, that no Bank shall have any obligation to make any Revolving Loan under this Section 2.1 if, after giving effect thereto (i) the Working Capital Obligations would exceed the lesser of the Commitments and the Borrowing Base or (ii) such Bank’s Pro Rata Share of the Working Capital Obligations would exceed its Commitment. Borrower may borrow under this Section, prepay under Section 2.8 and reborrow at any time during the Term hereof under this Section subject to the terms of this Agreement.

     SECTION 2.2 Method of Borrowing.

     A. Revolving Loans.

          (a) With respect to any Revolving Loan, Borrower shall give a Notice of Borrowing to Agent (1) by 1:00 p.m. on the day of each Prime Loan, and (2) by 11:00 a.m. at least three Eurocurrency Business Days before each LIBOR Loan, specifying:

          (i) The date of such Revolving Loan, which shall be a Domestic Business Day in the case of a Prime Loan or a Eurocurrency Business Day in the case of a LIBOR Loan,

          (ii) The aggregate principal amount of such Revolving Loan, provided that, if a Prime Loan is requested, then such Loan shall be in a minimum amount of $100,000 or more with any greater amount being in $25,000 increments, and if such Revolving Loan is a LIBOR Loan, it shall be in a minimum amount of $1,000,000 or more with any such greater amount being in $100,000 increments,

          (iii) Whether such Revolving Loan is to be a Prime Loan or a LIBOR Loan, and

          (iv) In the case of a LIBOR Loan, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

          (b) A Notice of Borrowing shall not be required in connection with a Prime Loan made in substitution of, or in replacement of, any LIBOR Loan pursuant to Article 7. Subject to Section 9.1, any Notice of Borrowing for a LIBOR Loan or a Prime Loan may be telephonic, in writing, or via email. A Notice of Borrowing shall not be revocable by Borrower. Upon receipt of a Notice of Borrowing, Agent shall promptly notify each Bank of the contents thereof and of such Bank’s Pro Rata Share of such Revolving Loan.

          (c) Not later than 3:00 p.m. on the date of each Revolving Loan during the Term hereof, each Bank shall (except as provided in subsections (d) or (e) of this Section) make available its Pro Rata Share of such Revolving Loan, in federal or other funds immediately available in Charlotte, North Carolina, to Agent at the address specified in Section 2.9(a). Unless any Bank shall notify Agent prior to 3:00 p.m. on the date any Revolving Loan is to be made to Borrower hereunder that such Bank shall not advance its Pro Rata Share of such Revolving Loan, Agent may presume that each such Bank has advanced its Pro Rata Share of such Loan as provided hereunder and may rely on such presumption in advancing the proceeds of such Loan to Borrower. Unless Agent has actual knowledge that any applicable condition specified in Article 3 has not been satisfied, Agent will make available to Borrower such Revolving Loan in federal or other funds immediately available by crediting such funds to a demand deposit account (or such other account mutually agreed upon in writing between Agent and Borrower) of Borrower with Agent. In the event any Bank shall fail to deliver its Pro Rata Share of any Revolving Loan requested hereunder by Borrower on or before 4:00 p.m. on the date such Loan is to be made and Agent has funded such Bank’s Pro Rata Share thereof, then Borrower shall repay to Agent ON DEMAND the amount of such Bank’s Pro Rata Share of such Loan, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Loan.

          (d) Agent shall give each Bank prompt notice of each payment by Borrower and each request by Borrower for a Revolving Loan, and Agent shall transfer to each Bank in immediately available funds such Bank’s Pro Rata Share of such payment, or if a request for a Revolving Loan, each Bank shall transfer to Agent in immediately available funds its Pro Rata Share of such Loan, which funds shall be received by such party no later than 3:00 p.m. on the date of such Loan or payment or two (2) hours after a Bank receives such notice from Agent (whichever occurs later). Except as otherwise expressly provided herein, in no event shall a Bank be obligated to make any such transfer to Agent which would cause such Bank’s Pro Rata Share of the Working Capital Obligations to exceed its Commitment.

          (e) If Borrower requests a Revolving Loan hereunder on a day on which Borrower is required to or has elected to repay all or any part of an outstanding Loan or repay a draw under any Letter of Credit, each Bank shall apply the proceeds of such requested Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by Banks to Agent for delivery to Borrower as provided in subsection (c) of this Section.

          (f) All Borrowings shall be made by the Banks on the basis of their respective Pro Rata Shares. No Bank shall be responsible for any default by any other Bank in its obligations hereunder, and each Bank shall be obligated to make its Revolving Loans provided to be made by it hereunder, regardless of the failure of any other Bank to make its Loans hereunder.

          (g) In the event that a Bank for any reason fails or refuses to fund its portion of a Revolving Loan in violation of this Agreement or make payment of any amount such Bank is required to pay to Agent under Section 2.13 with respect to Letters of Credit, Agent under Section 2.2. C, or Agent under any other applicable term hereof or the other Loan Documents (each such Bank, a “Defaulting Bank”), then, until such time as such Defaulting Bank has funded its portion of such Revolving Loan or other amount, or all other Banks, and Agent, as applicable, have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Borrowing or amount:

          (i) such Defaulting Bank shall not (A) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document (it being understood and agreed that this provision takes precedence over any other provision in this Agreement or the other Loan Documents which, on its face, may require the consent of all Banks) and, with respect to any such Bank, the amount of such Bank’s Commitment shall not be counted as outstanding for purposes of determining “Majority Banks” hereunder and (B) be entitled to receive any payments of principal, interest, or fees from Borrower or Agent (or the other Banks) in respect of its Loans;

          (ii) except as otherwise provided in Section 3.1(c), Agent shall have no obligation to make any Swingline Loan and Agent shall have no obligation to issue any Letter of Credit; and

          (iii) Borrower shall have the right to replace such Defaulting Bank with a Replacement Bank in accordance with Section 9.12.

     B. [Intentionally Omitted].

     C. Swingline Commitment.

          (a) Subject to the terms and conditions set forth herein, Agent agrees to make Swingline Loans to Borrower, from time to time during the Term, so long as the making of such Swingline Loan will not (i) cause the aggregate principal amount of all Swingline Loans to exceed the Swingline Commitment then in effect or (ii) cause the Working Capital Obligations to exceed the lesser of the Borrowing Base and the Commitments; provided, that Agent shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Borrower shall be entitled to borrow, repay, and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

          (b) Procedure for Swingline Borrowing; Etc. (i) Borrower shall give Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing (“Notice of Swingline Borrowing”) prior to 2:00 p.m. on the requested date of each Swingline Borrowing; provided, however, that, subject to Section 9.1, any Notice of Swingline Borrowing may be telephonic, in writing, or via email. All Swingline Borrowings shall be in a minimum amount of $100,000 or more with any greater amount being in $100,000 increments. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (A) the principal amount of such Swingline Loan, (B) the date of such Swingline Loan (which shall be a Domestic Business Day), and (C) the deposit account of Borrower to which the proceeds of such Swingline Loan should be credited. Agent will make the proceeds of each Swingline Loan available to Borrower in U.S. dollars in immediately available funds at the account specified by Borrower in the applicable Notice of Swingline Borrowing not later than 5:00 p.m. on the requested date of such Swingline Loan. All Swingline Loans shall be Prime Loans.

          (c) Agent shall at such times as it may determine, on behalf of Borrower (which hereby irrevocably authorizes and directs Agent to act on its behalf), give a Notice of Borrowing requesting the Banks to make Revolving Loans in an amount equal to the unpaid principal amount of any Swingline Loan based on the Banks’ Pro Rata Share. Such Revolving Loans shall be Prime Rate Loans. Each Bank will make the proceeds of such Borrowing available to Agent for its account, which will be used solely for the repayment of such Swingline Loan.

          (d) If for any reason a Prime Rate Borrowing may not be (as determined in the sole discretion of Agent), or is not, made in accordance with the foregoing provisions, then each Bank (other than Agent) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Prime Rate Borrowing should have occurred. On the date of such required purchase, each Bank shall promptly transfer, in immediately available funds, the amount of its participating interest to Agent for its account.

          (e) Each Bank’s obligation to make a Revolving Loan pursuant to Section 2.2. C(c) or to purchase the participating interests pursuant to Section 2.2. C(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense, or other right that such Bank or any other Person may have or claim against Agent, Borrower, or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Bank’s Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to result in a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by Borrower, Agent, or any Bank, or (v) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to Agent by any Bank, Agent shall be entitled to recover such amount on demand from such Bank, together with accrued interest thereon for each day from the date of demand thereof at the Federal Funds Rate in effect on each such day. Until such time as such Bank makes its required payment, Agent shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of this Agreement and the other Loan Documents. In addition, such Bank shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to Agent to fund the amount of such Bank’s participation interest in such Swingline Loans that such Bank failed to fund pursuant to this Section, until such amount has been purchased in full.

     SECTION 2.3 Notes.

          (a) Borrower’s obligations to each Bank shall be evidenced by a Note payable to the order of such Bank in the amount of such Bank’s Commitment. Each Bank may record appropriate notations to evidence the date and amount of each Revolving Loan made and the date and amount of each payment of principal made by Borrower with respect thereto. Each Bank is hereby irrevocably authorized by Borrower so to endorse its Note and to attach to and make a part of any such Note a continuation of any such schedule as and when required; provided, however, that the failure to make such annotations shall not relieve Borrower of its obligations to make payments as set forth in this Agreement and the other Loan Documents. The books and records of Agent and the Banks showing the account among Agent, the Banks, and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth.

          (b) Borrower’s obligations to Agent for the Swingline Loans shall be evidenced by a Swingline Note payable to the order of Agent in the amount of the Swingline Commitment. Agent may record appropriate notations to evidence the date and amount of each Swingline Loan made and the date and amount of each payment of principal made by Borrower with respect thereto. Agent is hereby irrevocably authorized by Borrower so to endorse the Swingline Note and to attach to and make a part of any such Swingline Note a continuation of any such schedule as and when required; provided, however, that the failure to make such annotations shall not relieve Borrower of its obligations to make payments as set forth in this Agreement and the other Loan Documents. The books and records of Agent showing the account among Agent and Borrower with respect to Swingline Loans shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth.

     SECTION 2.4 Duration of Interest Periods and Selection of Interest Rates.

          (a) The duration of the initial Interest Period for each LIBOR Loan shall be as specified in the applicable Notice of Borrowing. Borrower shall elect the duration of each subsequent Interest Period applicable to such LIBOR Loan and the interest rate to be applicable during such subsequent Interest Period (and Borrower shall have the option, in the case of any Prime Loan, to elect that such Loan become a LIBOR Loan and the Interest Period to be applicable thereto, and (ii) in the case of any LIBOR Loan and the Interest Period to be applicable thereto, and (ii) in the case of any LIBOR Loan, to elect that such Loan become a Prime Loan), by giving notice of such election to Agent by 1:00 p.m. on the Domestic Business Day of, in the case of the election of the Prime Rate, and by 11:00 a.m. at least three Eurodollar Business Days before, in the case of the election of the LIBOR Rate, the end of the immediately preceding Interest Period applicable thereto, if any; provided, however, that notwithstanding the foregoing, in addition to and without limiting the rights and remedies of Agent and Banks under Section 6 of this Agreement, so long as any Default or Event of Default under this Agreement has occurred and is continuing, Borrower shall not be permitted to renew any LIBOR Loan as a LIBOR Loan or to convert any Prime Loan into a LIBOR Loan; provided, further, however, that the number of outstanding Borrowings of LIBOR Loans with different Interest Periods shall not at any time exceed 15.

          (b) If Agent does not receive a notice of election for any LIBOR Loan pursuant to this Section 2.4(a) within the applicable time limits specified herein, Agent may at the end of the Interest Period thereof convert such LIBOR Loan to a Prime Loan.

          (c) [Intentionally Omitted].

          (d) Notwithstanding the foregoing, the duration of each Interest Period shall be subject to the provisions of the definition of Interest Period.

     SECTION 2.5 Interest Rates.

          (a) Each Prime Loan and each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due or is repaid, at a rate per annum equal to the Prime Rate plus 1%. Such interest shall be payable quarterly in arrears on the first day of each calendar quarter ending after the Effective Date and at the end of the Term.

          (b) Each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at an annual rate equal to the LIBOR Rate, plus the LIBOR Margin. Except in the case of an acceleration of payment by Agent under Section 6.1 (when interest shall be paid with the principal amount repaid), interest shall be payable for each Interest Period on the last day thereof, unless the duration of the applicable Interest Period exceeds three months, in which case such interest shall be payable on the last day of the third month of such Interest Period and on the last day of such Interest Period.

          “LIBOR Margin” shall mean, at any time of determination, the percentage determined by reference to the following table as adjusted on a quarterly basis simultaneously with the delivery of the Compliance Certificate required by Section 5.1(a)(iii) for any fiscal quarter and based on the ratio of Funded Debt to EBITDA determined as of the last day of the immediately preceding fiscal quarter for the four fiscal quarters then ending:

Level	Funded Debt to EBITDA	LIBOR Margin
1	Greater than 1.50 to 1.00	3.75%
2	Greater than 1.25 to 1.00 but less than or equal to 1.50 to 1.00	3.25%
3	Greater than 1.00 to 1.00 but less than or equal to 1.25 to 1.00	2.75%
4	Less than 1.00 to 1.00	2.25%

          The LIBOR Margin applicable to LIBOR Loans on the Effective Date through and including the date of Borrower’s delivery of the first Compliance Certificate required by Section 5.1(a)(iii) shall be 2.25%.

          (c) Agent shall determine each interest rate applicable to the Loans as provided above. Agent shall give prompt notice to Borrower by telephone, telecopy, telex, electronic mail, or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

          (d) While an Event of Default exists (at the option of Agent or upon the written instructions of the Majority Banks) and at all times after the Obligations have been or have been deemed to have been accelerated, Borrower shall pay interest (“Default Interest”) with respect to all LIBOR Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Prime Loans and Swingline Loans and all other Obligations hereunder (other than Loans and Letter of Credit fees specified in Section 2.13), at an all-in rate in effect for Prime Rate Loans, plus an additional 2% per annum.

     SECTION 2.6 Unused Fee. On the first day of each calendar quarter ending after the Effective Date and on the date on which the Commitments are terminated, Borrower shall pay to Agent for the benefit of Banks a nonrefundable unused fee for the immediately preceding calendar quarter or portion thereof. The unused fee shall be calculated for each day based on the percentage per annum applicable to such day determined by reference to the following table (as adjusted on a quarterly basis simultaneously with the delivery of the Compliance Certificate required by Section 5.1(a)(iii) for any fiscal quarter based on the ratio of Funded Debt to EBITDA determined as of the last day of the immediately preceding fiscal quarter for the four fiscal quarters then ending), times the amount by which the Commitment exceeded the Working Capital Obligations on such day:

Level	Funded Debt to EBITDA	Unused Fee
1	Greater than 1.50 to 1.00	0.55%
2	Greater than 1.25 to 1.00 but less than or equal to 1.50 to 1.00	0.50%
3	Greater than 1.00 to 1.00 but less than or equal to 1.25 to 1.00	0.45%
4	Less than 1.00 to 1.00	0.40%

     Upon Agent’s receipt of the unused fee payable under this Section 2.6, Agent shall promptly deliver to each Bank its Pro Rata Share of such unused fee actually received by Agent.

     SECTION 2.7 Termination or Reduction of Commitment.

          (a) Borrower may, by thirty (30) days’ prior written notice to Agent, which notice Agent shall promptly deliver to Banks, terminate entirely or reduce from time to time by an aggregate amount of $1,000,000 or any larger multiple of $1,000,000, the Commitments; provided, however, that at no time shall the Commitments be reduced to a figure less than the Working Capital Obligations or $1,000,000, except in connection with the complete termination of the Commitments.

          (b) Any reduction in the Commitment shall result in a proportionate reduction in the Swingline Commitment; provided, however, that to the extent any such reduction causes the aggregate principal amount of the Swingline Loans to exceed the Swingline Commitment as so reduced, then Borrower shall repay such excess amount simultaneously with the effectiveness of such reduction.

          (c) The respective Commitments of each of the Banks shall be reduced by such Bank’s Pro Rata Share of the aggregate reduction made by Borrower. Any reduction of any Commitment by Borrower under this Section 2.7 shall be irrevocable, and in the event any such Commitment reduction requires the repayment of any LIBOR Loan prior to the end of its then current Interest Period, Borrower agrees to pay with respect to such Loan any amounts required under Section 2.10 hereunder in addition to the principal and interest being repaid on such LIBOR Loan.

     SECTION 2.8 Voluntary and Mandatory Payments Prior to Maturity.

          (a) Borrower may, upon notice to Agent specifying that it is paying its Prime Loans and Swingline Loans, pay without penalty or premium its Prime Loans and Swingline Loans in whole or in part at any time, or from time to time.

          (b) Borrower may, upon at least three Eurocurrency Business Days’ notice to Agent, in the case of LIBOR Loans, pay without penalty or premium on the last day of any Interest Period its LIBOR Loans to which such Interest Period applies, in whole, or in part, by paying the principal amount to be paid together with accrued interest thereon to the date of payment. A notice of payment given to Agent pursuant to this subsection (b) shall not thereafter be revocable by Borrower. Borrower shall not be permitted to prepay any LIBOR Loan on any day other than the last day of an Interest Period, provided, however, that in the event any payment of principal on any LIBOR Loan is made on a day prior to the last day in the applicable Interest Period, Borrower agrees to pay such breakage amount or funding loss incurred by any Bank as required under Section 2.10 herein.

          (c) If and to the extent the Working Capital Obligations at any time exceed the lesser of the Commitments and the Borrowing Base, Borrowers shall immediately prepay (without demand or notice of any kind from Agent or Banks, all of which are hereby expressly waived by Borrower) the Loans in the amount of such excess and provide cash collateral with respect to the Letters of Credit such that, after giving effect to such prepayments and cash collateral, the Working Capital Obligations (net of such cash collateral) do not exceed the lesser of the Borrowing Base and the Commitments.

          (d) Agent shall promptly notify each of the Banks of its receipt of any notice of prepayment under Section 2.8(a) or 2.8(b) above.

     SECTION 2.9 General Provisions as to Payments.

          (a) All payments to be made by Borrower under this Agreement shall be made to Agent for value on the due date and in immediately available funds to the account of Agent at 1525 W. WT Harris Boulevard, Mail Code NC0680, Charlotte, North Carolina, 28262, or to the account of Agent as Agent may from time to time designate. All payments of interest and principal, whether voluntary or involuntary, from whatever source, including payments by reason of liquidation or collateral, setoff, bankruptcy proceedings or otherwise, and whether received by Agent or any of the Banks, shall be shared between the Banks in accordance with their respective Pro Rata Shares.

          (b) Whenever any payment of principal of, or interest on, Prime Loans or Swingline Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, LIBOR Loans shall be due on a day which is not a Eurocurrency Business Day, the date for payment thereof shall be extended to the next succeeding Eurocurrency Business Day, except that if the next succeeding Eurocurrency Business Day falls within a different calendar month, such payment shall be made on the next preceding Eurocurrency Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

          (c) All payments to be made by Borrower under this Agreement shall be made without setoff or counterclaim and without deduction for or on account of any present or future taxes or other charges unless Borrower is compelled by law to make payment subject to such tax or other charge. All such taxes or other charges shall be paid by Borrower for its own account prior to the date on which penalties attach thereto. Borrower will indemnify Agent and each of the Banks in respect of all such taxes and other charges. Should any such payment be subject to any tax or other charge, and the above provisions either cannot be effected or do not result in Agent or the Banks actually receiving and remaining beneficially entitled to and in possession of an amount equal to the full amount provided for hereunder, Borrower shall pay to Agent, for itself or for the benefit of the Banks, as the case may be, such additional amounts as may be necessary to ensure that Agent and each of the Banks receive and remain in possession of and beneficially entitled to (free from any liability in respect of any deduction, withholding or payment other than in respect of any tax on the overall net income of Agent or the Banks) a net amount equal to the full amount which it would have received and retained had payment not been subject to such tax or other charge. Borrower shall send to Agent or the Banks such certificates or certified copy receipts as Agent or Banks shall reasonably require as proof of the payment by Borrower of any taxes or other charges payable by Borrower as a result of the provisions of this Section 2.9(c).

     SECTION 2.10 Funding Losses. Notwithstanding any provision contained in this Agreement to the contrary, if (a) Borrower shall make any payment of principal with respect to any LIBOR Loan on any day other than the last day of the Interest Period applicable thereto, whether as a result of a scheduled payment, a voluntary prepayment, a mandatory prepayment, maturity, acceleration, or otherwise, (b) any LIBOR Loan is converted to a Prime Loan on any day other than the last day of the Interest Period applicable thereto or (c) Borrower fails to borrow or pay any LIBOR Loan after notice has been given to by Borrower to Agent in accordance with Section 2.2, 2.4, 2.8(b), or otherwise, contemporaneously with each such payment, conversion, or failure to borrow or pay, Borrower shall reimburse each Bank on demand for any Interest Differential.

     SECTION 2.11 Computation of Interest and Fees. Interest on Prime Loans and Swingline Loans hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on LIBOR Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day hereof to but excluding the last day hereof. The unused fee and all periodic fees for Letters of Credit shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

     SECTION 2.12 Accordion Feature. The Commitments may be increased by up to an additional $25,000,000, without the consent of any Bank; provided that (a) no Bank shall be required to increase its respective Commitment, (b) Agent, Borrower, and each Person making any such new Commitment shall execute and deliver to Agent an acceptance agreement in form and substance satisfactory to Agent setting forth, among other things, the new Commitment of such Person, such Person’s Pro Rata Share of the Commitments, and certain representations and warranties of Borrower and such Person, (c) no Default or Event of Default shall then be in existence, and (d) all other terms and conditions related to the increased commitment shall be satisfactory to Agent in its discretion. Upon any agreement to increase the Commitments as contemplated by this Section 2.12, Borrower agrees to (i) execute any and all documents required by Agent in connection therewith and (ii) reimburse Agent and the Banks for any and all costs and expenses as which may be occasioned on account of the reallocation of any Loans among the Banks based on their new Pro Rata Shares (including, without limitation, any amounts payable under Section 2.10). Borrower shall not be required to pay any arranging or similar fees on account of its exercise of its rights under this Section 2.12, except to the extent Agent and Borrower have otherwise expressly agreed in writing to the payment of such fees.

     SECTION 2.13 Letters of Credit.

          (a) Issuance of Letters of Credit. Agent agrees to issue Letters of Credit from time to time on the terms set forth in this Agreement, including the following:

          (i) Agent shall have no obligation to issue any Letter of Credit unless each of the following conditions precedent have been satisfied:

     (A) after giving effect to such Letter of Credit, the Working Capital Obligations will not exceed the lesser of the Borrowing Base and the Commitments;

     (B) such Letter of Credit has an expiration date less than or equal to 12 months;

     (C) the expiration date of such Letter of Credit shall not extend past the last day of the stated Term;

     (D) all conditions precedent set forth in Article 3 shall have been satisfied; and

     (E) Borrower shall have executed and delivered all applications and other agreements and documents as Agent shall have requested, each of which shall be in form and substance satisfactory to Agent.

          (ii) If Agent determines that any condition precedent to the issuance of any Letter of Credit is not satisfied or receives written notice from a Bank at least five Business Days before issuance of a Letter of Credit that any such condition precedent has not been satisfied, Agent shall have no obligation to issue the requested Letter of Credit (or any other Letter of Credit) until such notice is withdrawn in writing by Agent or such Bank or until the Majority Banks have waived the applicable condition precedent in accordance with this Agreement. Before receipt of any such notice, Agent shall not be deemed to have knowledge of any failure to satisfy any such condition precedent.

          (iii) The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that the Borrower need not deliver a new letter of credit application unless requested to do so by Agent.

          (iv) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or any documents executed and delivered in connection therewith, Agent shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation, or communication in whatever form believed by Agent, in good faith, to be genuine and correct and to have been signed, sent, or made by a proper Person. Agent may consult with and employ legal counsel, accountants, and other experts to advise it concerning its obligations, rights, and remedies with respect to the issuance and administration of Letters of Credit and such documents and shall be entitled to act (or refuse to act) upon, and shall be fully protected in any action taken (or refused to be taken) in good faith reliance upon, any advice given by such Persons. Agent may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or any documents executed and delivered in connection therewith and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

          (b) Reimbursement; Participations.

          (i) On the date Agent honors any draw under a Letter of Credit (each such date, a “Reimbursement Date”), Borrower shall reimburse Agent the amount paid by Agent on account of such draw, together with interest from the Reimbursement Date until paid by Borrower (at the interest rate for Prime Loans). The obligation of Borrower to reimburse Agent for any draw made under a Letter of Credit is absolute, unconditional, and irrevocable, and Borrower shall make such reimbursement without regard to any lack of validity or enforceability of such Letter of Credit or the existence of any claim, setoff, defense, or other right Borrower may have at any time against the beneficiary of such Letter of Credit. On each Reimbursement Date, Borrower shall be deemed to have requested a Prime Loan in an amount necessary to pay the amounts due to Agent on such date for such draw (regardless of whether Borrower submits a Notice of Borrowing therefor), and each Bank shall fund its Pro Rata Share of such Borrowing, without offset, counterclaim, or other defense and regardless of whether the Commitments have terminated, the Working Capital Obligations would exceed the Borrowing Base, or any condition precedent to the making of Loans has not been satisfied.

          (ii) Upon the issuance of a Letter of Credit, each Bank shall be deemed to have irrevocably and unconditionally purchased from Agent, without recourse or warranty, an undivided interest and participation in all Letter of Credit Obligations relating to such Letter of Credit in an amount equal to such Bank’s Pro Rata Share thereof. If Agent honors any draw under a Letter of Credit and Borrowers do not reimburse the amount thereof on the Reimbursement Date, Agent (at Agent’s request) shall promptly notify Banks, and each Bank shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Agent, such Bank’s Pro Rata Share of such draw. Upon request by a Bank, Agent shall furnish such Bank with copies of any Letters of Credit and any related documents in its possession at such time.

          (iii) The obligations of each Bank to make payments to Agent for the account of Agent in connection with Agent’s honoring any draw under a Letter of Credit are absolute, unconditional, and irrevocable and are not subject to any counterclaim, setoff, defense, qualification, or exception, and such Bank shall perform such obligations, as applicable, (A) irrespective of any lack of validity or unenforceability of any Loan Documents; (B) regardless of whether the Commitments have been terminated, the Working Capital Obligations would exceed the Borrowing Base, any condition precedent to the making of any Loan has not been satisfied; (C) regardless of whether any draft, certificate, or other document presented under a Letter of Credit is determined to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; and (D) regardless of the existence of any setoff or defense that Borrower or any Guarantor may have with respect to any of the Obligations. Agent assumes no responsibility for any failure or delay in performance or any breach by Borrower or other Person of any obligations under any of the documents executed or delivered in connection with any Letter of Credit. Agent is not responsible for (A) any recitals, statements, information, representations, or warranties contained in, or for the execution, validity, genuineness, effectiveness, or enforceability of, any documents executed and delivered in connection with any Letter of Credit or (B) the assets, liabilities, financial condition, results of operations, business, creditworthiness, or legal status of Borrower or any Obligor.

          (iv) No Agent Indemnitee shall be liable to any Bank or any other Person for any action taken or omitted to be taken in connection with any documents executed or delivered in connection with any Letter of Credit except as a result of its actual gross negligence or willful misconduct. Agent shall have no liability to any Bank if Agent refrains from taking any action, or refuses to take any action, under any Letter of Credit or any of such documents until it receives written instructions from the Majority Banks.

          (c) Cash Collateral. If any Letter of Credit Obligations, whether or not then due or payable, shall for any reason be outstanding at any time after the Commitments are terminated, then Borrower shall, at Agent’s request, provide cash collateral for the Letter of Credit Obligations in an amount equal to 105% thereof. If Borrowers fail to provide such collateral as required herein, Banks may (and, upon written request of Agent, shall) advance, as Prime Loans, the amount of the cash collateral required (regardless of whether the Commitments have terminated, the Working Capital Obligations would exceed the Borrowing Base, or any condition precedent to the making of any Loan has not been satisfied).

          (d) Letter of Credit Fees. Borrower agrees to pay Agent for the benefit of Banks in respect of each commercial Letter of Credit issued by Agent at Borrower’s request, a quarterly commercial Letter of Credit fee equal to 1.25% (plus, at all times that the Default Interest is in effect under Section 2.5(d), 2.00%) per annum of the sum of the daily undrawn face amounts of all commercial Letters of Credit outstanding during such quarter divided by the number of days in such quarter and multiplied by a fraction with a numerator equal to the number of days in such quarter and a denominator of 360. Such commercial Letter of Credit fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter and on the date on which the Commitments are terminated. Agent shall retain one-fifth of each such quarterly commercial Letter of Credit fee for its own account as issuer of the commercial Letters of Credit, and the remainder of each such quarterly commercial letter of credit fee shall be distributed by Agent to the Banks in accordance with their Pro Rata Shares of the risk thereunder. Borrower further agrees to pay Agent upon issuance in respect of each standby Letter of Credit issued by Agent at Borrower’s request, a nonrefundable Letter of Credit commission equal to the LIBOR Margin currently in effect with respect to LIBOR Loans per annum of the face amount of such standby Letter of Credit based upon a 360 day year. Agent shall retain one-fifth of each such Letter of Credit commission for its own account as issuer of the standby Letter of Credit, and the remainder of such Letter of Credit commission shall be distributed by Agent to the Banks in accordance with their Pro Rata Shares of the risk thereunder. Borrower agrees to pay Agent, for its own account, such additional documentary, issuance, amendment, and other fees in respect of each Letter of Credit and any draft presented for payment or acceptance in respect thereof as Agent customarily charges in its Letter of Credit business as from time to time amended by Agent.

     SECTION 2.14 Erroneous Information. For up to one year after the full and final payment in cash and performance of the Obligations and the termination of Agent’s and Banks’ obligations to make extensions of credit to Borrower hereunder, if any financial statement or certificate required by this Agreement is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Margin (under Section 2.5(d)) or unused fee (under Section 2.6) for any period (an “Applicable Period”) than the LIBOR Margin or such unused fee applied for such Applicable Period, then (a) Borrower shall immediately deliver to Agent a corrected certificate for such Applicable Period, (ii) the LIBOR Margin and unused fee for such Applicable Period shall be determined by reference to such certificate, and (iii) Borrower shall pay Agent on demand, the accrued additional interest or unused fee owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly paid over by Agent to the Banks in accordance with their respective Pro Rata Shares in accordance with the terms hereof.

ARTICLE 3 - CONDITIONS TO BORROWINGS

     The obligations of each of the Banks to make Loans and Agent’s agreement to issue Letters of Credit are subject to the performance by Borrower of all of its obligations under this Agreement and to the satisfaction of the following further conditions as determined by Agent:

     SECTION 3.1 All Extensions of Credit. In the case of each Borrowing or issuance of a Letter of Credit hereunder:

          (a) With respect to each Loan, Agent shall have received a Notice of Borrowing as required by Section 2.2. A or Section 2.2. C, as applicable;

          (b) With respect to each Letter of Credit, Agent shall have received the applicable applications and other documents which Agent reasonably requests as required by Section 2.13;

          (c) With respect to the issuance of any Letter of Credit or the making of any Swingline Loan, there is no Defaulting Bank at the time such Letter of Credit is to be issued or such Swingline Loan is to be made, unless (i) for the issuance of any Letter of Credit, arrangements satisfactory to Agent have been made with respect to the undivided interest and participation of such Defaulting Bank in and to such Letter of Credit, which arrangements may include, but shall not be limited to, Borrower’s posting of cash collateral with Agent in an amount equal to such Defaulting Bank’s participation therein on terms satisfactory to the Issuer and (ii) for the making of any Swingline Loan, arrangements satisfactory to Agent have been made with respect to the Defaulting Bank’s obligations under Section 2.2. C with respect to such Swingline Loan (and all other Swingline Loans then outstanding), which arrangements may include, but shall not be limited to, Borrower’s posting of cash collateral with Agent in an amount equal to such Defaulting Bank’s participation therein on terms satisfactory to Agent; and

          (d) On the date of, and as a result of such Borrowing or issuance of any Letter of Credit, no Default or Event of Default shall have occurred and be continuing;

          (e) On the date of, and as a result of such Borrowing or issuance of any Letter of Credit, no material adverse change in the business, financial position or results of operation, of Borrower has occurred since the Effective Date and is continuing, and no legal or administrative proceedings or other regulatory proceedings have been commenced or threatened against Borrower which, in the sole judgment of Agent, could reasonably be expected to result in a Material Adverse Effect; and

          (f) The representations and warranties of Borrower contained in this Agreement shall be true on and as of the date of such Borrowing or issuance of any Letter of Credit.

Each Borrowing or request for the issuance of any Letter of Credit by Borrower hereunder shall be deemed to be a representation and warranty by Borrower on the date of such Borrowing or request as to the facts specified in clauses (d), (e) and (f) of this Section.

     SECTION 3.2 First Extension of Credit. In the case of the initial Borrowings to be made pursuant to, or Letters of Credit to be issued under, this Agreement, the following additional conditions must be met as determined by Agent:

          (a) Agent shall have received duly executed copies of this Agreement and the other Loan Documents each in form and substance satisfactory to Agent and the Banks;

          (b) Each Bank shall have received the duly executed Note of Borrower payable to the order of such Bank in the amount of such Bank’s Commitment, dated on or before the date of the first Borrowing;

          (c) Agent shall have received the duly executed Swingline Note of Borrower payable to the order of such Bank in the amount of the Swingline Commitment, dated on or before the date of the first Swingline Borrowing;

          (d) With respect to each Loan, Agent shall have received a Notice of Borrowing as required by Section 2.2. A;

          (e) With respect to each Letter of Credit, Agent shall have received an application for such Letter of Credit as required by Section 2.13;

          (f) Agent shall have received, for its own account and the account of the Banks, as applicable, payment of the “Upfront Fees” and the “Administrative Fee” set forth in that certain letter regarding Fee Letter—Commitment for Arrangement of Senior Credit Facility dated as of November 30, 2009, by Agent and Wells Fargo Securities, LLC, as sole lead arranger, to, and acknowledged and accepted by, Borrower (the “Fee Letter”);

          (g) Agent shall have received an opening Borrowing Base Certificate in form and substance reasonably satisfactory to Agent;

          (h) Agent shall have received all documents it may reasonably request relating to the existence of each of Borrower and the Guarantors (including without limitation certified copies of the Articles of Incorporation and Bylaws, and any amendments thereto), the corporate authority for and the validity of the Loan Documents to which it will be a party (including without limitation certified copies of corporate resolutions of the Board of Directors of Borrower and the Guarantors and incumbency certificates), and any other matters relevant hereto, all in form and substance satisfactory to Agent and each of the Banks;

          (i) There shall not have occurred a material adverse change since January 31, 2009, in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date;

          (j) There shall not have occurred any action, suit, investigation, or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to materially and adversely affect (i) Borrower or any of its Subsidiaries, taken as a whole, (ii) any transaction contemplated hereby, or (iii) the ability of Borrower or any of its Subsidiaries or any other Obligor under any Guarantee to perform its respective obligations under the Loan Documents;

          (k) Receipt and review, with results satisfactory to Agent and its counsel, of such information as Agent may reasonably request regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of Borrower and its Subsidiaries, including, without limitation, the results of Uniform Commercial Code lien searches and other litigation searches deemed necessary by Agent;

          (l) Receipt of an opinion letter from each Obligors’ counsel, addressed to Agent and the Banks, and covering such matters as Agent shall require, all in form and substance satisfactory to Agent;

          (m) Receipt of a payoff letter regarding termination of Borrower’s credit facility agented by U.S. Bank, National Association, in form and substance satisfactory to Agent; and

          (n) Satisfactory review of all documents relating to Borrower’s Funded Debt, if any, including, without limitation, the obtaining of any necessary amendments to, or consents and waivers under, such documents, each in form and substance satisfactory to Agent.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

     SECTION 4.1 Representations and Warranties. Borrower represents and warrants that:

          (a) Corporate Existence and Power. Each Borrower and Subsidiary: (a) is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) has all requisite corporate or limited liability company, as applicable, powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify could reasonably be expected to result in a Material Adverse Effect.

          (b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by Borrower of this Agreement, the Notes and the other documents contemplated hereby are within the corporate powers of Borrower, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental body, agency or official. The execution, delivery, and performance by Borrower of this Agreement, the Notes and the other documents contemplated hereby do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in any violation of, and Borrower is not now in default under or in violation of, (i) the terms of the Articles of Incorporation or Bylaws of Borrower, (ii) any applicable law, any rule, regulation, order, writ, judgment or decree of any court or government agency or instrumentality which could reasonably be expected to result in a Material Adverse Effect, or (iii) any material agreement or instrument to which Borrower is a party or by which it is bound or to which it is subject.

          (c) Binding Effect. This Agreement has been duly executed and delivered and constitutes a legal, valid and binding agreement of Borrower enforceable in accordance with its terms, and the Notes and the other documents contemplated hereby, when executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general.

          (d) Financial Information.

          (i) The consolidated balance sheet of Borrower and its Subsidiaries as of January 31, 2009, and the related statements of income, retained earnings and changes in financial position for the fiscal year then ended, audited by Deloitte & Touche, copies of which have been provided to Agent and the Banks, fairly present, in conformity with generally accepted accounting principles, consistently applied, the financial position of Borrower and its Subsidiaries as of such date and the results of operations and changes in financial position for such fiscal year.

          (ii) The unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of November 28, 2009, and the related unaudited internal statements of income for the period then ended, copies of which have been provided to Agent and the Banks, present, substantially in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in paragraph (d)(i) of this Section, the financial position of Borrower and its Subsidiaries as of such date and the results of operations for such period (subject to normal year end adjustments).

          (iii) Since January 31, 2009, there has been no material adverse change in the business, financial position or results of operations of Borrower and its Subsidiaries on a cumulative basis.

          (e) Litigation. Except as disclosed in Schedule 4.1(e), there are no actions, suits or proceedings pending or threatened against or affecting Borrower or any of its Subsidiaries, at law or in equity, or before or by any Federal, State or municipal court or arbitrator or any other governmental department, commission, board, bureau, agency, official or instrumentality, domestic or foreign, which are reasonably likely to result, either individually or collectively, in any material adverse change in the business, properties, operations or condition, financial or other, of Borrower and its Subsidiaries taken as a whole, or in which there is a reasonable likelihood of recovery of an uninsured amount that exceeds $1,500,000.

          (f) Pension and Welfare Plans.

          (i) As of the Effective Date, none of Borrower nor any Subsidiary has any Pension Plan subject to Title IV of ERISA.

          (ii) If and to the extent any Borrower or Subsidiary has any Pension Plan, each such Pension Plan complies in all material respects with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any such Pension Plan; neither Borrower, any Subsidiary, nor any ERISA Affiliate of Borrower has withdrawn from any Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 or 4205 of ERISA, respectively; no condition exists or event or transaction has occurred in connection with any such Pension Plan or Multiemployer Plan which could result in the incurrence by Borrower, any Subsidiary, or any ERISA Affiliate of any material liability, fine, or penalty; and neither Borrower nor any ERISA Affiliate is a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA of a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Except as disclosed on Schedule 4.1(f) attached hereto, neither Borrower nor any Subsidiary has any contingent liability with respect to any “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, which covers retired employees and their beneficiaries.

          (g) Tax Returns and Payment. Borrower and each Subsidiary has filed all federal and state income tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by Borrower or any Subsidiary, except for the filing of such returns, if any, in respect of which an extension of time for filing is in effect and except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of any taxes or other governmental charges are, in the opinion of Borrower, adequate.

          (h) Investment Company Act of 1940. Borrower is not an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

          (i) [Intentionally Omitted]

          (j) Subsidiaries. Borrower has no Subsidiaries other than those described on Schedule 4.1(j) attached hereto.

          (k) Compliance With Other Instruments; None Burdensome. Neither Borrower nor any Subsidiary is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, Property or financial condition and which is not disclosed on such Person’s financial statements heretofore submitted to Agent; none of the execution and delivery by Borrower of this Agreement, the Notes, or the other Loan Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, or any of the provisions of Borrower’s Articles of Incorporation or Bylaws or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower is a party or subject, or by which it or its Property is bound, or conflict with or constitute a default thereunder or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, agreement, document, instrument or undertaking. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

          (l) Other Loans and Guarantees. Schedule 4.1(l) attached hereto lists all outstanding Funded Debt of Borrower and the Subsidiaries as of the Effective Date and after giving effect to the transactions contemplated herein. There exists no default under the provisions of any instrument evidencing or securing Debt of Borrower or any Subsidiary or of any agreement otherwise relating thereto which has had or could reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 4.1(l), neither Borrower nor any Subsidiary is a party to any loan transaction or Guarantee (other than the Subsidiary Guaranty Agreement) nor has any other existing Funded Debt.

          (m) Labor Matters.

          (i) No labor contract to which Borrower or any Subsidiary is subject is scheduled to expire during the Term of this Agreement.

          (ii) On the date of this Agreement (A) neither Borrower nor any Subsidiary is a party to any labor dispute and (B) there are no strikes or walkouts relating to any labor contract to which Borrower or any Subsidiary is subject.

          (n) Title to Property. Each of Borrower and the Subsidiaries is the sole and absolute owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for such Person to conduct its business. Neither Borrower nor any Subsidiary has signed any financing statements, security agreements or chattel mortgages with respect to any of its Property, has not granted or permitted any Liens with respect to any of its Property or has any knowledge of any Liens with respect to any of its Property, except for Liens permitted by Section 5.2(b).

          (o) Regulation U. Neither Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry margin stock (except for Borrower’s repurchase of its own Equity Interests pursuant to Section 5.2 below) or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay Debt originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended. If requested by Agent or any Bank, Borrower shall furnish to Banks a statement in conformity with the requirements of Federal Reserve Form U-I referred to in Regulation U.

          (p) Multiemployer Pension Plan Amendments Act of 1980. To the extent of Borrower’s and its Subsidiaries’ Pension Plans and Multiemployer Plans (if any), Borrower and each Subsidiary is in compliance with the Multiemployer Pension Plan Amendments Act of 1980, as amended (“MEPPAA”) and has no liability for pension contributions pursuant to MEPPAA.

          (q) Patents, Licenses, Trademarks, Etc. Borrower (either as owner or as licensee) possesses all necessary patents, licenses, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct its business without conflict with any patent, license, trademark, trade name or copyright of any other Person.

          (r) Environmental and Safety and Health Matters. Except as disclosed on Schedule 4.1(r) attached hereto: (i) the operations of Borrower and each Subsidiary comply with (A) all applicable Environmental Laws and (B) all applicable Occupational Safety and Health Laws; (ii) none of the operations of Borrower or any Subsidiary are subject to any judicial, governmental, regulatory or administrative proceeding is alleging the violation of any Environmental Law or Occupational Safety and Health Law; (iii) none of the operations of Borrower or any Subsidiary is the subject of any Federal or state investigation evaluating whether any remedial action is needed to respond to (A) any spillage, disposal or release into the environment of any Hazardous Material or any other hazardous, toxic or dangerous waste, substance or constituent or other substance, or (B) any unsafe or unhealthful condition at any premises of Borrower or any Subsidiary; (iv) neither Borrower nor any Subsidiary has filed any notice under any Environmental Law or Occupational Safety and Health Law indicating or reporting (A) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material or any other hazardous, toxic or dangerous waste, substance or constituent or other substance or (B) any unsafe or unhealthful condition at any premises of Borrower or any Subsidiary; and (v) neither Borrower nor any Subsidiary has any known contingent liability in connection with (A) any spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material or any other hazardous, toxic or dangerous waste, substance or constituent or other substance or (B) any unsafe or unhealthful condition at any premises of Borrower or any Subsidiary.

          (s) Disclosure. Borrower and each other Obligor has disclosed to Agent and the Banks all agreements, instruments, and corporate or other restrictions to which Borrower or any of its Subsidiaries is subject and all other matters known to any of them that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates, or other information furnished by or on behalf of Borrower to Agent or any Bank in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          (t) Compliance with Anti-Terrorism Laws.

          (i) None of Borrower nor any of its Related Parties or Subsidiaries is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

          (ii) Executive Order No. 13224. Neither Borrower nor any of its Related Parties or Subsidiaries is any of the following (each a “Blocked Person”):

               (A) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

               (B) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

               (C) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

               (D) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

               (E) a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

               (F) a Person or entity who is affiliated with a Person or entity listed above.

          (iii) Certain Activities. Neither Borrower nor any of its Related Parties or Subsidiaries (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

          (iv) OFAC. Neither Borrower nor any of its Related Parties or Subsidiaries is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions or engages in administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

          (u) Insurance. Borrower and each Subsidiary maintains insurance with respect to its properties and businesses, with financially sound and reputable insurers, having coverage against losses or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance being the types, and in amounts no less than those amounts which are, customary for such companies under similar circumstances. Borrower and each Subsidiary has paid all insurance premiums now due and owing with respect to such insurance policies and coverage, and such policies and coverage are in full force and effect.

ARTICLE 5 - COVENANTS

     SECTION 5.1 Covenants of Borrower. Borrower agrees that, so long as any Bank has any Commitment hereunder and until all the Obligations have been full and finally paid in cash and performed or any Letter of Credit remains outstanding:

          (a) Information. Borrower will deliver to Agent:

          (i) As soon as available and in any event within 120 days after the end of each fiscal year of Borrower, (A) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, retained earnings and cash flow for such fiscal year, prepared in accordance with generally accepted accounting principles, consistently applied, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by and accompanied by the unqualified opinion of Deloitte & Touche or other firm of independent public accountants of nationally recognized standing acceptable to Agent and (B) an unaudited, consolidating balance sheet of Borrower and its Subsidiaries for the same period;

          (ii) As soon as available and in any event within 45 days after the end of each fiscal quarter, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated and consolidating statements of income, retained earnings and cash flow for such fiscal quarter and for the portion of Borrower’s fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or principal accounting officer of Borrower;

          (iii) As soon as available and in any event within 45 days after the end of each fiscal quarter, a compliance certificate of the chief financial officer or principal accounting officer of Borrower, in the form attached hereto and made a part hereof as Exhibit D (each, a “Compliance Certificate”), accompanied by supporting financial work sheets where appropriate, and stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

          (iv) As soon as available and in any event within 20 days after the end of each fiscal quarter, a Borrowing Base Certificate, dated as of the end of such fiscal quarter, in the form of Exhibit E attached hereto (each a “Borrowing Base Certificate”), all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles, and consistency by the president, chief financial officer, or principal accounting officer of Borrower;

          (v) [Intentionally Omitted];

          (vi) Within 30 days after the end of each fiscal year of Borrower during the Term hereof, a financial budget for Borrower’s upcoming fiscal year prepared in reasonable detail;

          (vii) Forthwith upon the occurrence of any Default or Event of Default, and in any event within five days after knowledge of such occurrence, a certificate of an officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

          (viii) Promptly upon the mailing thereof to the shareholders of Borrower generally, and in any event within ten days after such mailing, copies of all financial statements, reports, proxy statements and other material information so mailed;

          (ix) From time to time, with reasonable promptness, upon being informed by Agent or Banks of the purpose of the inquiry, such further information regarding the business, affairs and financial position of Borrower and the Subsidiaries as Agent or Banks may reasonably request.

Agent agrees to promptly furnish to each of the Banks the information provided to Agent by Borrower under this Section 5.1(a). The Agent and the Banks acknowledge and agree that so long as Borrower is a publicly reporting company, filings with respect to its financial statements submitted to the U.S. Securities and Exchange Commission within the time periods required by subsections 5.1(a)(i)(A), (a)(ii), and (a)(viii) above shall be deemed to satisfy the requirements for the delivery of such financial statements in subsections 5.1(a)(i), (a)(ii), and (a)(viii) above.

          (b) Payment of Debt; Compliance with Contractual Obligations. Borrower will pay any and all Debt payable or Guaranteed by Borrower, and any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreement or instrument relating to such Debt or Guarantee, except that Borrower may pay up to twenty-five percent (25%) of its aggregate trade Debt at any point in time within ninety (90) days after the date such trade Debt is due and payable. Borrower will comply in all material respects, and will cause its Subsidiaries to comply in all material respects, with all material Contractual Obligations of such Person.

          (c) Consultations and Inspections.

          (i) Prior to the occurrence of a Default, Borrower shall permit, and cause each of its Subsidiaries to permit, any representative of Agent and any Bank at such Person’s expense after reasonable notice during regular business hours to visit and inspect, in the company of any of the Executive Officers or their designees or their independent public accountants, any of their respective properties, and to examine and make abstracts from any of their respective books and records and to discuss with any of the Executive Officers the respective affairs, finances and accounts of Borrower and its Subsidiaries.

          (ii) After the occurrence of a Default, Borrower shall permit, and cause each of its Subsidiaries to permit, any representative of Agent and any Bank at Borrower’s expense to visit and inspect, in the company of any of the Executive Officers or their designees and their independent public accountants, any of their respective properties, and to examine and make abstracts from any of their respective books and records and to discuss with any of the Executive Officers the respective affairs, finances and accounts of Borrower and its Subsidiaries.

          (iii) Borrower shall cooperate and assist, and cause each of its Subsidiaries to cooperate and assist, in such visits and inspections set forth in paragraphs (i) and (ii) above in this Section, in each case at such reasonable times and as often as may reasonably be desired.

          (d) Payment of Taxes; Corporate Existence; Maintenance of Properties; Insurance. Borrower will, and will cause each of its Subsidiaries to:

          (i) Pay and discharge promptly all taxes, assessments and other governmental charges imposed upon it or any of its property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment or other governmental charge the payment of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been provided, except that Borrower will, and will cause each of the Subsidiaries to, pay or cause to be paid all such taxes, assessments and governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond;

          (ii) Do all things necessary to preserve and keep in full force and effect its corporate or limited liability company existence, rights and franchise and to be duly qualified to do business in all jurisdictions where the nature of its business requires such qualification;

          (iii) Maintain and keep its properties as a whole in good repair, working order and condition; provided, however, that nothing in this subsection (iii) shall prevent any abandonment of any of its properties which is not disadvantageous in any material respect to Banks and which, in the opinion of the management of Borrower, is in the best interests of Borrower and the Subsidiaries; and

          (iv) Insure with responsible and reputable insurance companies its assets and business in such manner and to such extent as is customary with similar business enterprises of comparable size and subject to comparable hazards.

          (e) Financial Covenants. Borrower will:

          (i) Have, as of the end of each fiscal quarter, a Net Worth of not less than the amount shown as Borrower’s Net Worth on its most recent fiscal year end financial statements delivered pursuant to Section 5.1(a)(i), provided that Net Worth for any fiscal year end shall not in any event be less than the Net Worth for the previous fiscal year end. For purposes of determining compliance with the foregoing covenant, the impact of any repurchase of Borrower’s common Equity Interests will be included in the calculation of Net Worth.

          (ii) Have a ratio of (A) the sum of (1) Funded Debt plus (2) three times Borrower’s Rental Expense (as defined below), to (B) the sum of (1) EBITDA (as defined below) plus (2) Borrower’s Rental Expense of not more than 2.5 to 1.0 at each fiscal quarter-end during the Term hereof. As used herein, the term “EBITDA” shall mean Borrower’s net income before taxes, plus interest expense, plus depreciation, plus amortization, as determined in accordance with generally accepted accounting principles consistently applied, for the four fiscal quarter period ending on the date of such calculation. As used herein, the term “Rental Expense” shall mean Borrower’s base minimum rental expense under all real property leases for the four fiscal quarter period ending on the date of such calculation as determined in accordance with generally accepted accounting principles consistently applied.

          (iii) [Intentionally Omitted].

          (iv) Deliver a certificate of the chief financial officer or principal accounting officer of Borrower, containing the financial ratio calculations required in clauses 5.1(e)(i) and (ii) above and of the Distributions paid under Section 5.2(e), simultaneously with the Compliance Certificate referred to in Section 5.1(a)(iii).

          (f) Maintenance of Books and Records. Borrower will, and will cause its Subsidiaries to, maintain its books and records in accordance with generally accepted accounting principles, consistently applied.

          (g) Compliance with Law. Borrower will, and will cause its Subsidiaries to, comply with any and all laws, ordinances and governmental rules and regulations to which it is subject and obtain any and all licenses, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain could reasonably be expected to result in a Material Adverse Effect.

          (h) ERISA Compliance. At all times when Borrower or any Subsidiary has any Pension Plan, Borrower shall, and shall cause its Subsidiaries to, comply with all requirements of ERISA relating to such plan. Without limiting the generality of the foregoing, Borrower will not, nor will it permit any Subsidiary to:

          (i) permit any Pension Plan maintained by it to engage in any nonexempt “prohibited transaction,” as such term is defined in Section 4975 of the Code;

          (ii) permit any Pension Plan maintained by it to fail to satisfy, if applicable, the “minimum funding standard,” as such term is defined in Section 302 of ERISA, 29 U.S.C. § 1082, whether or not waived;

          (iii) terminate any such Pension Plan in a manner which could result in the imposition of a Lien on any Property of Borrower or any Subsidiary pursuant to Section 4068 of ERISA, 29 U.S.C. § 1368; or

          (iv) take any action which would constitute a complete or partial withdrawal from a Multiemployer Plan within the meaning of Sections 4203 and 4205 of Title IV of ERISA.

     Notwithstanding any provision contained in this Section 5.1(h) to the contrary, an act by Borrower or any Subsidiary shall not be deemed to constitute a violation of subparagraphs (i) through (iv) hereof unless the Majority Banks determine in good faith that said action, individually or cumulatively with other acts of Borrower and the Subsidiaries, does have or is likely to cause a significant adverse financial effect upon Borrower.

     Borrower shall have the affirmative obligation hereunder to report to Banks any of those acts identified in subparagraphs (i) through (iv) hereof, regardless of whether said act does or is likely to cause a significant adverse financial effect upon Borrower, and failure by Borrower to report such act promptly upon Borrower’s becoming aware of the existence thereof shall constitute an Event of Default hereunder.

          (i) Notices. Borrower will notify Agent and Banks in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

          (i) Default. Borrower or any Subsidiary shall fail to make any payment in respect of outstanding Debt (other than the Obligations) having an aggregate outstanding principal amount in excess of $2,500,000 (determined singly or in the aggregate with other Debt) or more when due after the expiration of any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of such Debt (including any required mandatory prepayment or “put” of such Debt to any such Person) or enables (or, with the giving of notice or passing of time or both, would enable) the holders of such Debt or a commitment related to such Debt (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment before its normal expiration (including any required mandatory prepayment or “put” of such Debt to such Person);

          (ii) Litigation. The institution of any litigation, arbitration proceeding or governmental or regulatory proceeding affecting Borrower or any Subsidiary, whether or not considered to be covered by insurance, where (A) the prayer for relief in the complaint or petition concerning such proceeding is, in the aggregate, greater than $2,500,000 or (B) if the amount of such prayer is unstated or unliquidated, such proceeding is reasonably likely to result in a judgment against Borrower or such Subsidiary in an aggregate amount greater than $2,500,000;

          (iii) Judgment. The entry of any judgment or decree against Borrower or any Subsidiary in an aggregate amount in excess of $2,500,000;

          (iv) Pension Plans. The occurrence of a Reportable Event with respect to any Pension Plan of any Borrower, Subsidiary, or any ERISA Affiliate; the filing of a notice of intent to terminate a Pension Plan by Borrower, any Subsidiary, or any ERISA Affiliate; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any Subsidiary, or any ERISA Affiliate from any Multiemployer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

          (v) Change of Name. Any change in the name of Borrower or any Subsidiary;

          (vi) Change in Place(s) of Business. Any opening, closing or other change of Borrower’s corporate headquarters or of any distribution facility;

          (vii) Environmental Matters. Receipt of any notice that the operations of Borrower or any Subsidiary are not in full compliance with any of the requirements of any applicable Environmental Law or Occupational Safety and Health Law; receipt of notice that Borrower or any Subsidiary is subject to any Federal, state or local investigation evaluating whether any remedial action is needed to respond to the release of any Hazardous Materials into the environment; or receipt of notice that any of the Properties or assets of Borrower or any Subsidiary are subject to an “Environmental Lien.” For purposes of this Section 5.l(i)(vii), “Environmental Lien” shall mean a Lien in favor of any governmental or regulatory agency, entity, authority or official for (A) any liability under Environmental Laws or (B) damages arising from or costs incurred by any such governmental or regulatory agency, entity, authority or official in response to a release of any Hazardous Materials into the environment;

          (viii) Material Adverse Change. The occurrence of any material adverse change in the business, operations or condition, financial or otherwise, of Borrower or any Subsidiary;

          (ix) Change in Line(s) of Business. Any material change in Borrower’s line(s) of business; and

          (x) Other Notices. Any notices required to be provided pursuant to other provisions of this Agreement and notice of the occurrence of such other events as Bank may from time to time reasonably specify.

          (j) Subsidiaries. Except to the extent set forth in Section 5.2(l), Borrower will cause any Person that becomes, through whatever means, a Subsidiary after the date of this Agreement to become a Guarantor by executing and delivering to Bank a counterpart of the Subsidiary Guaranty Agreement or such other documents as Bank shall deem appropriate for such purpose; provided, however, that, subject to Section 5.2(l), Shoe Carnival Ventures, LLC, shall not be required to become a Guarantor of the Obligations.

          (k) Further Assurances. Borrower shall take such further action and provide to Agent and Banks such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

          (l) Certain Primary Relationships. Borrower will maintain its primary deposit accounts and cash management services at Agent, and ensure that Agent is the primary issuer of all commercial letters of credit.

     SECTION 5.2 Negative Covenants of Borrower. Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder and until all of the Obligations have been fully and finally paid in cash and performed or any Letter of Credit remains outstanding:

          (a) Limitation on Debt. Borrower will not, and will not permit any Subsidiary to, incur or be obligated on any Debt, either directly or indirectly, by way of Guarantee, suretyship or otherwise, other than:

          (i) the Obligations;

          (ii) Unsecured trade accounts payable incurred in the ordinary course of business;

          (iii) Debt representing loans against life insurance policies of Borrower in an amount not to exceed the aggregate cash surrender value of such life insurance policies;

          (iv) Other unsecured Debt in an aggregate outstanding principal amount not to exceed at any one time $3,000,000;

          (v) Other Debt consisting of purchase money Debt (including, without limitation, Debt incurred for purposes of purchasing real property and fixtures and the construction of improvements thereon, but not including capitalized leases) in an aggregate principal amount not to exceed at any one time $5,000,000;

          (vi) Capitalized leases in an amount not to exceed $3,000,000 in the aggregate at any one time outstanding;

          (vii) Existing Letters of Credit;

          (viii) Debt described on Schedule 4.1(l) attached hereto, but only to the extent such Debt is not otherwise permitted under this Section 5.2(a); and

          (ix) Intercompany Debt (A) between Borrower and any directly or indirectly, wholly owned Subsidiary which is a Guarantor; (B) between any directly or indirectly, wholly owned Subsidiaries of Borrower which are Guarantors; (C) between any directly or indirectly, wholly owned Subsidiaries of Borrower which are not Guarantors; and (D) between Borrower and Shoe Carnival Ventures, LLC, in an amount not to exceed $1,500,000 in the aggregate at any one time outstanding.

          (b) Limitations on Liens. Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its Property, assets, or revenues other than:

          (i) Liens presently in existence which are described on Schedule 5.2(b)(i) attached hereto;

          (ii) Pledges or deposits in connection with or to secure workmen’s compensation, unemployment insurance, pension or other employee benefits;

          (iii) Subject to Section 5.1(d)(i), Liens for taxes, assessments or governmental charges or levies on Property of Borrower or a Subsidiary if the same are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in form and amount satisfactory to Banks are provided on Borrower’s or such Subsidiary’s financial statements;

          (iv) Liens provided by statute for unpaid rent in favor of any landlord of Borrower or any Subsidiary under real property leases;

          (v) Liens securing purchase money security interests to secure purchase money Debt permitted under Section 5.2(a)(v) above, provided that the Lien shall secure only the purchase money Debt incurred which shall not exceed the purchase price of the asset being acquired and shall attach only to the asset purchased with the proceeds of such purchase money Debt;

          (vi) Liens filed for any equipment leases permitted under Section 5.2(a)(vi) above, provided that such Liens shall attach only to the equipment being leased and shall secure only the obligations under such leases; and

          (vii) Liens on cash collateral pledged to secure any obligations under Existing Letters of Credit, but only to the extent such cash collateral does not exceed, in nominal amount, 105% of the undrawn and unreimbursed amounts of the Existing Letters of Credit.

          (c) Sale of Property. Borrower will not, and will not permit any Subsidiary to, (i) sell, lease, transfer or otherwise dispose of any Property or assets of Borrower or any Subsidiary, whether now owned or hereafter acquired, except for sales of assets in the ordinary course of business or other sales, transfers, or disposals of assets during any fiscal year which have an aggregate book value of not more than $5,000,000, nor (ii) sell or transfer any Property or assets of Borrower or any Subsidiary, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which Borrower or such Subsidiary intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

          (d) Mergers, Consolidations and Acquisitions. Borrower will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire any other Person, except that:

          (i) Borrower may consolidate with or merge into any Person or permit any other Person to merge into Borrower, provided that immediately after giving effect thereto: (1) Borrower shall be the surviving entity of such merger; (2) Borrower shall be in compliance with all provisions of this Agreement; and (3) Borrower and the acquired Person, on a consolidated basis as determined after giving effect to said acquisition, have a net worth of not less than 100% of Borrower’s net worth determined immediately prior to said acquisition;

          (ii) Any Subsidiary may (A) merge into Borrower (provided Borrower is the surviving entity of such merger) or another wholly-owned Subsidiary (provided, however, if one or more of such Subsidiaries is an Obligor, the surviving entity of such merger shall be an Obligor) or (B) sell, transfer or lease all or any part of its assets to Borrower or to another wholly-owned Subsidiary (provided, however, that, if such Subsidiary is an Obligor, it may sell, transfer, or lease its assets only to an Obligor) or (iii) merge into any Person which, as a result of such merger, concurrently becomes a wholly-owned Subsidiary (provided, however, if such Subsidiary is an Obligor, such Person shall be an Obligor); and

          (iii) Borrower may, and may permit its Subsidiaries which are Obligors to, make acquisitions of any Persons or their assets during any 12-month period during the Term of this Agreement which in the aggregate do not exceed $5,000,000, provided that after giving effect to any such acquisition, Borrower shall be in compliance with all of the provisions of this Agreement.

          (e) Stock Redemptions and Distributions. With respect to its common Equity Interests, Borrower will not declare or make any Distribution to its shareholders (excluding any stock split or stock dividend) unless, immediately after giving effect to the proposed Distribution, (i) the aggregate amount of such Distributions does not exceed 30% of Borrower’s consolidated net income for the immediately preceding fiscal year; (ii) no default or event of default exists or would result therefrom; (iii) each such Distribution is lawful; (iv) Borrower has demonstrated (in a writing delivered to Agent at least 10 days before such dividend or Distribution is to be made) to Agent’s satisfaction pro forma compliance with the financial covenants set forth in Section 5.1(e), after giving effect to such Distribution. Borrower may, with the consent of Agent and the Majority Banks, repurchase Borrower’s common Equity Interests. No Subsidiary shall make any Distribution except to Borrower or a wholly owned Subsidiary, in an amount agreed to by Agent and the Majority Banks.

          (f) Transactions with Related Parties. Borrower will not engage in any material transaction with any affiliated, related or parent company or any Subsidiary (except any wholly-owned Subsidiary of Borrower which is an Obligor) or any shareholder, director, officer, or beneficiary of a trust that is a shareholder of Borrower unless such transaction is upon fair market terms and is not otherwise prohibited by the terms of this Agreement or the other Loan Documents.

          (g) Fiscal Year. Borrower will not, and will not permit any Subsidiary to, change its fiscal year without prior notice to Banks; provided, however, that Borrower, Agent and Banks agree that prior to the effective date of any such change in Borrower’s fiscal year, Borrower, Agent and Banks shall agree to amend this Agreement to adjust the financial covenants set forth herein in accordance with such new fiscal year.

          (h) Loans and Investments. Borrower will not, and will not permit any Subsidiary to, make any loans or advances or extensions of credit to (other than extensions of credit in the ordinary course of business or otherwise permitted under this Agreement), purchase any Equity Interests, bonds, notes, debentures or other securities of, make any expenditures on behalf of, or in any manner assume liability (direct, contingent or otherwise) for the Debt of any Person, except that:

          (i) Borrower or any Subsidiary may acquire and own Equity Interests, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to Borrower or such Subsidiary,

          (ii) [Reserved]

          (iii) Borrower may make other loans, advances or extensions of credit not to exceed $200,000 in the aggregate at any one time outstanding,

          (iv) Borrower or any Subsidiary may make investments of its excess cash in repurchase agreements with maturities not greater than seven days, which repurchase agreements may be made only with any of the Banks or any other financial institution satisfying the requirements of subparts (v) or (viii) of this Section 5.2(h),

          (v) Borrower or such Subsidiary may make investments of its excess cash in municipal bonds or other securities rated “AAA” or better by either Standard & Poor’s Corporation or Moody’s Investor Service, Inc.,

          (vi) Borrower or such Subsidiary may make investments of its excess cash in money market mutual funds having assets in excess of $1,000,000,000,

          (vii) Borrower or such Subsidiary may invest its excess cash in any readily marketable direct obligations of the United States government or any agency thereof which are backed by the full faith and credit of the United States,

          (viii) Borrower or such Subsidiary may invest its excess cash in preferred Equity Interests or in any commercial paper of any corporation which at the time of acquisition has the highest commercial paper rating obtainable from either Standard & Poor’s Corporation or Moody’s Investor Service, Inc.,

          (ix) Borrower may repurchase its own Equity Interests to the extent allowed under Section 5.2(e),

          (x) Borrower or such Subsidiary may invest its excess cash in short-term market accounts, of one-year or less in duration, located at one or more Banks,

          (xi) Borrower and each Subsidiary may continue to have the investments each of them has as of the Effective Date in their respective Subsidiaries,

          (xii) Any Obligor may make investments in the form of intercompany Debt to the extent permitted by Section 5.2(a)(ix), and

          (xiii) Borrower and its Subsidiaries may make other investments in any form in an aggregate original amount not to exceed $5,000,000 in any fiscal year or any consecutive 12-month period.

          (i) Dissolution or Liquidation. Borrower will not, and will not permit any Subsidiary to, seek or permit the dissolution or liquidation of Borrower or any Subsidiary in whole or in part.

          (j) Change in Nature of Business. Borrower will not, and will not permit any Subsidiary to, make any material change in the nature of its business or any material change in or discontinue its present line(s) of business.

          (k) Pension Plans. To the extent Borrower or any Subsidiary has any Pension Plan or Multiemployer Plan, Borrower shall not, and will not permit any Subsidiary to, (i) permit any condition to exist in connection with any Pension Plan which would constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan or (ii) engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by Borrower or any Subsidiary of any material liability, fine or penalty. Borrower shall not, and will not permit any Subsidiary to, become obligated to contribute to any Pension Plan or Multiemployer Plan other than any such plan or plans in existence on the date hereof.

          (l) Subsidiaries. Borrower shall not permit more than 20% of the total assets of Borrower and its Subsidiaries to be owned, at any time, by Subsidiaries which do not constitute Obligors (which will include, for purposes of this Section 5.2(l), Subsidiaries which become Obligors simultaneously upon their becoming (through whatever means) Subsidiaries).

          (m) Additional Negative Pledges. Borrower shall not, and shall not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective, directly or indirectly, any prohibition or restriction on the creation or existence of any Lien upon any Property or asset of Borrower or such Subsidiary, other than the prohibitions and restrictions contained in this Agreement, unless such Property or asset is subject to a Lien permitted pursuant to this Agreement and such prohibition or restriction is limited to such asset.

     SECTION 5.3 Use of Proceeds. Borrower agrees that none of the proceeds of any Loan or Letter of Credit will be used in violation of any applicable law or regulation; and except as permitted in Section 5.2(e)(ii) herein, Borrower will not engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

     SECTION 5.4 Certain Provisions Relating to Existing Letters of Credit. Without Agent’s prior written consent, Borrower shall not (a) extend or renew any Existing Letter of Credit or (b) consent to or seek any amendment or supplement to, or any modification of, any Existing Letter of Credit if the effect of such amendment, supplement, or modification would be to increase the amount available for drawing thereunder or extend the time available for making draws thereunder.

ARTICLE 6 - DEFAULTS

     SECTION 6.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental authority, or otherwise

          (a) Borrower shall fail to pay (i) any principal payments when due or (ii) any other Obligation within three (3) business days following when such payment is due; or

          (b) Borrower shall violate or fail to perform any of its covenants or agreements contained in Sections 5.1(b) through (i) or Section 5.2; or

          (c) Borrower shall fail to deliver to Agent any of the information or financial statements required under Section 5.1(a) herein and such failure shall continue for 15 days after the date such information or financial statements were required to be delivered under the terms of such Section; or

          (d) Borrower or any Obligor shall fail to perform any term, covenant or agreement herein contained (other than those specified in clause (a) or (b)) for 30 days after the earlier of (i) written notice of Default is given to Borrower by Agent or any Bank, or (ii) the date the chief executive officer or chief financial officer of Borrower has knowledge of such Default; or

          (e) Borrower or any Obligor shall have made or be deemed to have made any representation or warranty in or pursuant to this Agreement, or in any certificate or document delivered pursuant hereto, which shall have been materially incorrect, false or misleading when made or deemed made; or

          (f) Borrower or any Subsidiary shall fail (and such failure shall not have been cured or waived) to (i) make any payment of principal of or premium, if any, or interest on any Debt owed to a trade supplier or trade creditor which causes more than twenty-five percent (25%) of Borrower’s or such Subsidiary’s aggregate trade Debt then outstanding to be more than 90 days past due, or to make any payment of principal of or premium, if any, or interest on any other Debt when due (whether at schedule maturity or by required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (ii) perform or observe any other provision, term or condition of, or any other default shall occur under, any agreement or instrument relating to any Debt outstanding; in either case if the effect of such failure or default is to cause or permit such Debt to be declared to be due and payable or otherwise accelerated, or to be required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

          (g) A judgment, order, or award for the payment of money shall be entered against Borrower or any Subsidiary in an amount which exceeds, individually or cumulatively with all unsatisfied judgments, orders, or awards against Borrower and any Subsidiaries, $2,500,000 in excess of insurance coverage therefor (as provided by an underwriter acceptable to Agent, where such underwriter has admitted coverage in writing) and the same shall remain undischarged, undismissed, and unstayed for more than 30 days; or

          (h) Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator, or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 6.1(i), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

          (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

          (j) The occurrence of a Reportable Event with respect to any Pension Plan; the institution of proceedings to terminate a Pension Plan by the PBGC; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any Subsidiary, or any ERISA Affiliate from any Multiemployer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries; or

          (k) The institution by Borrower, any Subsidiary, or any ERISA Affiliate of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, such Subsidiary, or such ERISA Affiliate, as the case may be, would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan, in excess of $2,500,000; or the institution by the PBGC of steps to terminate any Pension Plan; or

          (l) A Change of Control shall occur or Borrower shall cease to own and control, directly or indirectly, 100% (on a fully diluted basis) of the Equity Interests of each of its Subsidiaries existing from time to time;

          (m) There shall exist or occur any “Event of Default” or event of default as provided under the terms of any other Loan Document, or any Loan Document ceases to be in full force and effect, or the validity or enforceability thereof is disaffirmed by or on behalf of Borrower or any other Obligor, as applicable, or at any time it is or becomes unlawful for Borrower or any other Obligor, as applicable, to perform or comply with its obligations under any Loan Document, or the obligations of Borrower or any other Obligor, as applicable, under any Loan Document are not or cease to be legal, valid, and binding on Borrower or any such Obligor.

          (n) An attachment or similar action shall be made on or taken against any of the assets of Borrower or any Subsidiary of Borrower with an aggregate value (based upon the greater of the book value of such assets as established in accordance with GAAP or the fair market value of such assets as determined in good faith by Borrower or such Subsidiary) exceeding $1,500,000 in aggregate and is not removed, suspended or enjoined within 45 days of the same being made or any suspension or injunction being lifted.

     SECTION 6.2 Remedies. Upon the occurrence of an Event of Default, and at any time thereafter if any Event of Default shall then be continuing, Agent may, and upon the written (including telecopied) request of the Majority Banks, shall, by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of Agent or any Bank to enforce its claims against Borrower or any other Obligor: (i) declare the principal of and any accrued interest on the Loans and all other Obligations owing under this Agreement and the Loan Documents, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Loan Documents to the contrary and (ii) exercise any and all rights or remedies available under this Agreement, the Loan Documents or at law or in equity, all of which shall be cumulative; provided, that, if an Event of Default specified in Section 6.1(h) or 6.1(i) shall occur, the result which would occur upon the giving of written notice by Agent to any Obligor, as specified in clause (i) above, shall occur automatically without the giving of any such notice.

     SECTION 6.3 Post-Default Allocation of Payments. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Borrower, Guarantor or any other Person, setoff, or otherwise, shall be allocated as follows:

          (a) first, to all costs and expenses owing to Agent;

          (b) second, to all amounts owing to Agent on Swingline Loans;

          (c) third, to all amounts owing to Agent with respect to that portion of the Letter of Credit Obligations which constitutes unreimbursed draws under Letters of Credit;

          (d) fourth, to all Obligations constituting fees accruing hereunder and under the other Loan Documents;

          (e) fifth, to all Obligations constituting interest accruing hereunder and under the other Loan Documents;

          (f) sixth, to the cash collateralization of that portion of the Letter of Credit Obligations constituting undrawn amounts under outstanding Letters of Credit (up to 105% thereof);

          (g) seventh, to all other Obligations, other than Bank Product Obligations; and

          (h) last, to Bank Product Obligations.

ARTICLE 7 - CHANGE IN CIRCUMSTANCES AFFECTING
LIBOR LOANS

     SECTION 7.1 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

          (a) By reason of circumstances affecting the London interbank Eurocurrency market, adequate and fair means do not exist for ascertaining the rate of interest payable pursuant to Section 2.5(b) in respect of such LIBOR Loan for such Interest Period; or

          (b) Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to any Bank in the relevant London interbank Eurocurrency market for such Interest Period, or

          (c) Agent determines that the London Interbank Offered Rate will not adequately and fairly reflect the cost to any Bank of maintaining or funding the LIBOR Loans for such Interest Period,

Agent shall forthwith give notice thereof to Borrower, whereupon until Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligations of Banks to make LIBOR Loans shall be suspended, and (b) Borrower shall repay in full then outstanding principal amount of each of its LIBOR Loans, together with accrued interest thereon, on the last day of then current Interest Period applicable to such Loan. Concurrently with repaying each such LIBOR Loan pursuant to this Section, Borrower shall borrow a Prime Loan in an equal principal amount from Banks, and Banks shall make such a Prime Loan, unless Borrower notifies Agent at least one Domestic Business Day before the date of such repayment that it elects not to borrow any Prime Loans on such date.

     SECTION 7.2 Illegality. If the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank to make, maintain or fund its LIBOR Loans to Borrower, such Bank shall forthwith give notice thereof to Agent and Agent shall give notice thereof to Borrower. Upon receipt of such notice, Borrower shall repay in full then outstanding principal amount of each of its LIBOR Loans, together with accrued interest thereon, on either (a) the last day of then current Interest Period applicable to such LIBOR Loan if such Bank may lawfully continue to maintain and fund such LIBOR Loan to such day or (b) immediately if such Bank may not lawfully continue to fund and maintain such LIBOR Loan to such day. Concurrently with repaying each LIBOR Loan of Bank, Borrower shall borrow a Prime Loan in an equal principal amount from Banks, and Banks shall make such a Prime Loan.

     SECTION 7.3 Increased Cost.

          (a) If (i) Regulation D or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a “Regulatory Change”):

               (A) shall subject any Bank to any tax, duty or other charge with respect to its LIBOR Loans, its Note or its obligation to make LIBOR Loans or shall change the basis of taxation of payments to any Bank of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of tax on the overall net income of any such Bank imposed by the jurisdiction in which such Bank’s principal executive office is located); or

               (B) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital or similar requirement against assets of, deposits with or for the account of, or credit extended or committed to be extended by, any Bank or shall impose on any Bank or on the United States market for certificates of deposit or the interbank market for Eurocurrency deposits any other condition affecting any Bank’s Loans, its Note or its obligation to make Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D, to impose a cost on) any Bank of making or maintaining any LIBOR Loan or to reduce the amount of any sum received or receivable by any Bank under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, and if such Bank is not otherwise fully compensated for such cost or reduction by virtue of the inclusion of the reference to “LIBOR Reserve Percentage” in the calculation of the interest rate applicable to LIBOR Loans, then, within 15 days after demand by such Bank, Borrower shall pay for the account of such Bank as additional interest, such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Any Bank will promptly notify Agent, who in turn shall promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section. A certificate of such Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Upon reasonable request of Borrower, each Bank claiming additional compensation under this Section shall provide to Borrower additional information with respect to the determination of such additional amount or amounts. In determining such amount or amounts, Bank may use any reasonable averaging and attribution methods.

          (b) If any Bank demands compensation under this Section, Borrower may at any time, upon at least two Eurocurrency Business Days’ prior notice to Agent, repay in full its then outstanding LIBOR Loans from such Bank, together with accrued interest thereon to the date of prepayment and any other amounts due under Section 2.10. Concurrently with repaying such LIBOR Loans, Borrower may borrow a Prime Loan in an amount equal to the aggregate principal amount of such LIBOR Loans, and such Bank shall make such a Prime Loan.

     SECTION 7.4 Prime Loans Substituted for Affected LIBOR Loans. If notice has been given by any Bank pursuant to Section 7.2 or by Borrower pursuant to Section 7.3 requiring LIBOR Loans to be repaid, then, unless and until such Bank or Agent notifies Borrower that the circumstances giving rise to such repayment no longer apply:

          (a) All Loans which would otherwise be made as LIBOR Loans shall be made instead as Prime Loans, and

          (b) After each of the LIBOR Loans to Borrower has been so repaid, all payments and prepayments of principal which would otherwise be applied to repay such LIBOR Loans shall be applied to repay its Prime Loans instead.

Agent shall notify Borrower if and when the circumstances giving rise to such repayment no longer apply.

ARTICLE 8 - THE AGENT

     SECTION 8.1 Appointment, Authority, and Duties of Agent; Professionals.

          (a) Appointment and Authority. Each Bank irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes, and the other Loan Documents as are delegated to Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

          (b) Duties; Delegation. The duties of Agent shall be ministerial and administrative in nature and Agent shall not have any duties or obligations except those expressly set forth in this Agreement or the other Loan Documents. Agent shall not have a fiduciary relationship with any Bank or other Person, by reason of this Agreement or any other Loan Document or any transaction relating hereto or thereto, regardless of whether a Default or Event of Default exists. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by the Majority Banks in accordance with this Agreement. Agent may perform its duties through agents and employees and may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by any Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees, or Agent Professionals selected by it with reasonable care.

          (c) Instructions of Majority Banks. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by applicable law. Agent may request instructions from Majority Banks with respect to any act (including the failure to act) in connection with this Agreement or any other Loan Document, and may seek assurances to its satisfaction from Banks of their indemnification obligations under Section 8.5 against all claims which could be incurred by Agent in connection with any act (or failure to act). Agent shall be entitled refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of the Majority Banks shall be binding upon all Banks, and no Bank or any other Person shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting in accordance with the instructions of the Majority Banks. The Majority Banks, without the prior written consent of each Bank, may not direct Agent to accelerate and demand payment of Loans held by one Bank without accelerating and demanding payment of all other Loans or terminate the Commitments of one Bank without terminating the Commitments of all Bank. Agent shall not be required to take any action which, in its opinion, is contrary to applicable law or any Loan Document or could subject any Agent Indemnitee to liability.

     SECTION 8.2 Agreements Regarding Certain Reports, Etc. Agent shall promptly forward to each Bank (upon any such Person’s request therefor), when complete, copies of any field audit, field examination, or appraisal report prepared by or for Agent with respect to any Obligor or Subsidiary (each, a “Report”). Each Bank agrees (i) that neither Wachovia Bank, National Association, nor Agent makes any representation or warranty as to the accuracy or completeness of any Report and shall not be liable for any information contained in or omitted from any Report; (ii) that the Reports are not intended to be comprehensive audits or examinations of any Person, thing, or matter and that Agent or any other Person performing any such audit, examination, or appraisal will inspect only specific information regarding the subject matter thereof and will rely significantly upon the books and records, as well as upon representations of, the Persons (and their officers and employees) subject to such audit, examination, or appraisal; and (iii) to keep all Reports confidential and strictly for such Bank’s internal use and not to distribute any Report (or the contents thereof) to any Person (except to such Person’s attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Bank agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Bank may take as a result of or any conclusion it may draw from any Report, as well as from any claims arising in connection with any third parties that obtain any information contained in a Report through such Bank.

     SECTION 8.3 Reliance By Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, facsimile, Internet or intranet website posting, or other distribution), or any statement made to it orally or by telephone believed by it to be genuine and to have been made, signed, sent, or otherwise authenticated, as applicable, by the proper Person. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank, Agent may presume that such condition is satisfactory to such Bank unless Agent shall have received notice to the contrary from such bank prior to the making of such Loan or the issuance of such Letter of Credit.

     SECTION 8.4 Action Upon Default. Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing and shall not be deemed to have knowledge of any Default or Event of Default unless, in its capacity as a Bank it has actual knowledge thereof, or it has received written notice from any other Bank or Borrower specifying the occurrence and nature thereof. If any Bank acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other thereof in writing specifying in detail the nature thereof. Each Bank agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Majority Banks, it will not take any enforcement action, accelerate the Obligations, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales, or other similar dispositions of collateral. Notwithstanding the foregoing, however, a Bank may take action to preserve or enforce its rights against Borrower where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Bank, including the filing of proofs of claim in an insolvency proceeding.

     SECTION 8.5 Indemnification of Agent Indemnitees. EACH BANK SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY BORROWER (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF BORROWER UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED SUCH CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE’S ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession, or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs, and expenses (including attorneys’ fees) incurred in the defense of same, shall be reimbursed to Agent by each Bank to the extent of its pro rata share. All payment obligations under this Section 8.5 shall be due and payable ON DEMAND.

     SECTION 8.6 Limitation on Responsibilities of Agent. Agent shall not be liable for any action taken or not taken by it under any Loan Document (a) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.9) or (b) in the absence of its own gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by Borrower or any Bank of any obligations under the Loan Documents. Agent does not make to Banks any express or implied warranty, representation, or guarantee with respect to the Obligations, collateral, Loan Documents, or Borrower. No Agent Indemnitee shall be responsible to Banks for (a) any recitals, statements, information, representations, or warranties contained in any Loan Documents; (b) the execution, validity, genuineness, effectiveness, or enforceability of any Loan Documents; (c) the genuineness, enforceability, collectibility, value, sufficiency, location, or existence of any collateral, or the validity, extent, perfection or priority of any Lien therein; (d) the validity, enforceability or collectibility of the Obligations; or (e) the assets, liabilities, financial condition, results of operations, business, creditworthiness, or legal status of Borrower. No Agent Indemnitee shall have any obligation to any Bank to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Borrower of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

     SECTION 8.7 Successor Agent and Co-Agents.

          (a) Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least thirty (30) days prior written notice thereof to Banks and Borrower. Upon receipt of such notice, the Majority Bank shall have the right to appoint a successor Agent which shall be (i) a Bank or an affiliate of a Bank or (ii) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000, and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent meeting the qualifications set forth above, provided that if Agent shall notify Borrower and Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Banks under any of the Loan Documents the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications, and determinations provided to be made by, to or through Agent shall instead be made by or to each Bank directly, until such time as the Majority Banks appoint a successor Agent as provided for above in this paragraph. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this paragraph) but shall continue to have the benefits of the indemnification set forth in Section 8.5. Notwithstanding any Agent’s resignation, the provisions of this Section 8 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Wachovia Bank, National Association, by merger or acquisition of Equity Interests or its Loans hereunder shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

     SECTION 8.8 Due Diligence and Non-Reliance. Each Bank acknowledges and agrees that it has, independently and without reliance upon Agent or any other Bank, and based upon such documents, information, and analyses as it has deemed appropriate, made its own credit analysis of Borrower and its own decision to enter into this Agreement and to fund Loans hereunder. Each Bank has made such inquiries concerning the Loan Documents, and Borrower as such Bank feels necessary. Each Bank further acknowledges and agrees that the other Banks and Agent have made no representations or warranties concerning any Obligor or Subsidiary, or the legality, validity, sufficiency, or enforceability of any Loan Documents or Obligations. Each Bank will, independently and without reliance upon the other Banks or Agent, and based upon such financial statements, documents, and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in Letters of Credit and in taking or refraining from any action under any Loan Documents. Except as expressly required hereby and except for notices, reports, and other information expressly requested by a Bank, Agent shall have no duty or responsibility to provide any Bank with any notices, reports, or certificates furnished to Agent by any Obligor or Subsidiary or any credit or other information concerning the affairs, financial condition, business, or Properties of any Obligor or Subsidiary which may come into possession of Agent or any of its affiliates.

     SECTION 8.9 Remittance of Payments.

          (a) Remittances Generally. All payments by any Bank to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Domestic Business Day, payment shall be made by Bank not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Domestic Business Day. Payment by Agent to any Bank shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Bank under the Loan Documents.

          (b) Failure to Pay. If any Bank fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Bank to Agent.

          (c) Recovery of Payments. If Agent pays any amount to a Bank in the expectation that a related payment will be received by Agent from Borrower and such related payment is not received, then Agent may recover such amount from each Bank that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to Borrower or paid to any other Person pursuant to applicable law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Bank. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to applicable law, each Bank shall pay to Agent, on demand, such Bank’s Pro Rata Share of the amounts required to be returned.

     SECTION 8.10 Agent in its Individual Capacity. As a Bank, Wachovia Bank, National Association, shall have the same rights and remedies under the other Loan Documents as any other Bank, and the terms “Banks,” “Majority Banks,” or any similar term shall include Wachovia Bank, National Association, in its capacity as a Bank. Each of Wachovia Bank, National Association, and its affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide bank products and services to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Borrower and it’s affiliates, as if Wachovia Bank, National Association, were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Banks. In their individual capacity, Wachovia Bank, National Association, and its affiliates may receive information regarding Borrower, its Related Parties, and its account debtors (including information subject to confidentiality obligations), and each Bank agrees that Wachovia Bank, National Association, and it’s affiliates shall be under no obligation to provide such information to Banks if acquired in such individual capacity and not as Agent hereunder.

     SECTION 8.11 No Third Party Beneficiaries. This Article 8 is an agreement solely among Agent and Banks and shall survive payment in full of the obligations. This Article 8 does not confer any rights or benefits upon Borrower or any other Person, and Borrower shall not have any standing to enforce this Article 8. As between Borrower and Agent, any action that Agent may take under any Loan Documents or with respect to any of Obligations shall be conclusively presumed to have been authorized and directed by the Banks, as applicable.

ARTICLE 9 - MISCELLANEOUS

     SECTION 9.1 Notices; Electronic Communications.

          (a) Notices Generally. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to Agent or Borrower as the case may be. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section, (ii) if given by mail, 72 hours after such communication is deposited in the mails with appropriate first class, certified or registered postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to Agent and/or the Banks under Section 2.2, 2.4, 2.7, 2.8 or Article 7 shall not be effective until received.

          (b) Telephonic and Electronic Communications.

          (i) Loan Mechanics. Borrower authorizes Agent and the Banks to extend, convert, or continue Loans, issue Letters of Credit, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on instructions sent telephonically or by electronic mail. Borrower shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing, a Notice of Swingline Borrowing, or other request or notice, if applicable, but if the foregoing differs in any material respect from the action taken by Agent or Banks, the records of Agent and Banks shall govern.

          (ii) Routine Communications. Electronic mail and internet websites may be used for delivery of financial statements, Borrowing Base Certificates, and other information required by Section 5.1(a) (other than notices), administrative matters, and distribution of Loan Documents for execution, pursuant to procedures approved by Agent or as otherwise determined by Agent. Anything herein to the contrary notwithstanding, except as expressly provided Section 9.1(a), notices delivered telephonically or by electronic mail may not be used as effective notice under the Loan Documents.

          (iii) Privacy; Receipt. Agent and the Banks make no assurances as to the privacy and security of telephonic or electronic communications. Unless Agent otherwise requires, (A) communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement); provided that if such communication is not sent during the normal business hours of the recipient, such communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (B) communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such communications is available and identifying the website address therefor.

          (iv) Limitation of Liability; Indemnification. Neither Agent nor any Bank shall have any liability for any loss suffered by Borrower as a result of Agent or any Bank’s acting upon its understanding of telephonic or electronic mail requests or instructions from a person believed in good faith by such Person to be a person authorized to give such requests or instructions on Borrower’s behalf. Borrower shall indemnify Agent and the Bank’s and hold harmless each of them harmless from any claims arising from any telephonic or electronic communication purportedly given by or on behalf of Borrower.

          (v) Suspension of Telephonic and Electronic Communications. Borrower acknowledges that communication by telephone or electronic mail as provided in this section is a courtesy extended by Agent to Borrower and, therefore, Agent may, in its discretion and upon notice to Borrower, (A) cease or suspend any actual or implied obligation it may have to act based on such telephonic or electronic communications and (B) thereafter, disregard any such telephonic or electronic communications.

          (vi) Non-Conforming Communications. Agent and each Bank may rely upon any notices purportedly given by or on behalf of Borrower even if such notices were not made in a manner specified in this Agreement or any other applicable Loan Document, were incomplete, or were not confirmed or if the terms thereof, as understood by the recipient, varied from a later confirmation.

     SECTION 9.2 No Waivers. No failure or delay by Agent or any of the Banks in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other right, power or privilege. The rights and remedies provided herein and in the other documents contemplated hereby shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 9.3 Expenses; Documentary Taxes. Borrower agrees, whether or not any Loan is made or Letter of Credit issued hereunder, to pay Banks upon demand: (a) all out-of-pocket costs and expenses and all Attorneys’ Fees of Banks in connection with the preparation, negotiation, execution and administration of this Agreement, the Notes, and the other Loan Documents, (b) all out-of-pocket costs and expenses and all Attorneys’ Fees of Banks in connection with the preparation of any waiver or consent hereunder or any amendment hereof or any Event of Default or alleged Event of Default hereunder, (c) if an Event of Default occurs, all out-of-pocket costs and expenses and all Attorneys’ Fees incurred by any Bank in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, and (d) all other Attorneys’ Fees incurred by Bank relating to or arising out of or in connection with this Agreement or any of the other Loan Documents. Borrower further agrees to pay or reimburse Banks for any stamp or other taxes which may be payable with respect to the execution, delivery, recording and/or filing of this Agreement, the Notes, or any of the other Loan Documents. All of the obligations of Borrower under this Section 9.3 shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

     SECTION 9.4 Environmental Indemnity. Borrower hereby agrees to indemnify Agent and Banks and hold Agent and Banks harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and Attorneys’ Fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Agent or any Bank for, with respect to or as a direct or indirect result of the violation by Borrower or any Subsidiary of any Environmental Laws; or with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, properties utilized by Borrower or any Subsidiary in the conduct of its respective business into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any Hazardous Materials or any other hazardous or toxic waste, substance or constituent or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities to the extent arising from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable order. The provisions of and undertakings and indemnification set out in this Section 9.4 shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

     SECTION 9.5 General Indemnity. In addition to the payment of expenses pursuant to Section 9.3, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to indemnify, pay and hold Agent and Banks and any holder(s) of the Notes, and the officers, directors, employees, agents and affiliates of Agent, Banks and such holder(s) (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement or any other agreement, document or instrument executed and delivered by Borrower or any other Obligor in connection herewith, the statements contained in any commitment letters delivered by Agent or any Bank, Banks’ agreements to make the Loans and issue Letters of Credit hereunder or the use or intended use of any Letter of Credit or of the proceeds of any Loan hereunder (collectively, the “indemnified liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 9.5 shall survive satisfaction and payment of the Obligations and the termination of this Agreement.

     SECTION 9.6 Participations. Each Bank may sell to one or more other Persons a participation in all or any part of its Commitment and any Loan and Letter of Credit risk held by it, in which event each such participant shall be entitled to all rights and benefits under this Agreement and the Notes (except with respect to voting rights as set forth below) to the extent of its participation in such Loan and Letter of Credit risk or such Bank’s Commitment, as the case may be, as if (and Borrower shall be directly obligated to such participant under such provision as if) such participant were a “Bank” except only to the extent otherwise provided under the Participation Agreement between such selling Bank and such participant(s). The Banks agree to notify Borrower of any participation sold by delivering a copy of such Participation Agreement to Borrower. No participant shall have the right to vote on any matter requiring the consent of the Majority Banks except the following: (a) the increase or extension of the Term, or the extension of the time or waiver of any requirement for the reduction or termination, of the Commitment of the Bank that sold the participation, (b) the extension of any date fixed for the payment of principal of or interest on the related Loan or Loans, any Letter of Credit reimbursement obligation or fee, or of the commitment fee, (c) the reduction of any payment of principal thereof, (d) the reduction of the rate at which either interest is payable thereon or (if the participant is entitled to any part thereof) the commitment fee is payable hereunder to a level below the rate at which the participant is entitled to receive interest or such fee (as the case may be) in respect of such participation, or (e) the release of any Obligor from its obligations to the Banks hereunder or under any other Loan Document or agreement related hereto.

     SECTION 9.7 Assignments. Each Bank may, upon prior notice to and consent of Borrower and Agent, which consent shall not be unreasonably withheld or delayed and which consent of Borrower shall not be required after the occurrence of a Default or an Event of Default hereunder, from time to time sell and assign a pro rata part of all of the Debt evidenced by the Note then owned by it together with an equivalent proportion of its obligation to make Revolving Loans hereunder and the credit risk incidental to the Letters of Credit and Swingline Loans pursuant to an assignment and acceptance substantially in the form of Exhibit F attached hereto, executed by the assignor, the assignee, Agent, and, so long as no Default or Event of Default is in existence, Borrower (which consent by Borrower shall not be unreasonably withheld or delayed) (each an “Assignment and Acceptance”); provided that no assignment under this Section 9.7 shall be made by any Bank to Borrower or to any Subsidiary, Related Party or other affiliate of Borrower. The Assignment and Acceptance shall specify in each instance the portion of the Debt evidenced by the assignor’s Note which is to be assigned to each such assignee and the portion of the Commitment of the assignor and the credit risk incidental to the Letters of Credit (which portions shall be equivalent) to be assumed by the assignee, provided that nothing herein contained shall restrict, or be deemed to require any consent as a condition to, or require payment of any fee in connection with, any sale, discount or pledge by any Bank of any Note or other obligation hereunder to a federal reserve bank. Any such portion of the Debt assigned by any Bank pursuant to this Section 9.7 shall not be less than $5,000,000 unless it shall constitute all Debt owing to the assignor. Upon the execution of each Assignment and Acceptance by the assignor, the assignee and, if required, Borrower and consent thereto by Agent (i) such assignee shall thereupon become a “Bank” for all purposes of this Agreement with a Commitment in the amount set forth in such Assignment and Acceptance and with all the rights, powers and obligations afforded a Bank hereunder, (ii) the assignor shall have no further liability for funding the portion of its Commitment assumed by such other Bank, (iii) the address for notices to such new Bank shall be as specified in the Assignment and Acceptance, and (iv) Borrower shall, in exchange for the cancellation of the Note held by the assignor Bank, execute and deliver a Note to the assignee Bank in the amount of its Commitment and new Note to the assignor Bank in the amount of its Commitment after giving effect to the reduction occasioned by such assignment, all such Notes to constitute “Notes” for all purposes of this Agreement. There shall be paid to Agent, as a condition to each such assignment, an administration fee of $3,500 plus any out-of-pocket costs and expenses incurred by it in effecting such assignment, such fee to be paid by the assignor or the assignee as they may mutually agree, but under no circumstances shall any portion of such fee be payable by or charged to Borrower. Agent and each of the Banks are hereby authorized to deliver a copy of any financial statement or other information made available by Borrower to any proposed assignee or participant in any portion of any Bank’s Loans and Commitment hereunder.

     SECTION 9.8 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Bank and any and all other Debt at any time owing by such Bank to or for the credit or account of Borrower against any and all of the Obligations irrespective of whether or not such Bank shall have made any demand hereunder or under any of the other Loan Documents and although such obligations may be contingent or unmatured. Each offsetting Bank agrees to promptly notify Borrower after any such setoff and application made by such Bank, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Banks under this Section 9.8 are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Banks may have. As among themselves, each of the Banks hereby agrees that in the event any Bank shall at any time receive payments against any Obligations from any source, whether by setoff or otherwise, and the effect of such payments is to cause such Bank to receive more than its Pro Rata Share of the total principal payments made to all Banks in the aggregate, then such Bank agrees to purchase from the other Bank or Banks participating in the Obligations hereunder a participating interest in such Bank’s loans to the extent necessary to restore each Bank to its Pro Rata Share of the Obligations hereunder.

     SECTION 9.9 Amendments and Waivers. Any provision of this Agreement, the Notes or any of the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower, Agent, and the Majority Banks; provided that no such amendment or waiver shall, without the written consent of each Bank affected thereby, (i) increase the Commitment of any Bank, (ii) change the Pro Rata Share of any of the Banks as to the Commitments or of the aggregate unpaid principal amount of any Loan, (iii) reduce the principal of or rate of interest on any Loan hereunder or any other amount payable hereunder, (iv) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, (v) amend Section 9.8 or this Section 9.9, (vi) make any change in the Borrowing Base or its calculation, (vii) waive compliance with or otherwise amend the financial covenants contained in Sections 5.1 (e)(i) and (ii), (viii) amend the definition of Majority Banks, or (ix) release all or substantially all of the Guarantors or other Obligors or substantially limit the liability of any such Guarantor or other Obligor under any Subsidiary Guaranty Agreement or other applicable agreement.

     NOTICE: ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT BORROWER, AGENT AND THE BANKS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS BORROWER, AGENT AND THE BANKS REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENTS BETWEEN BORROWER, AGENT AND THE BANKS, EXCEPT AS BORROWER, AGENT AND THE BANKS MAY LATER AGREE IN WRITING TO MODIFY SUCH AGREEMENT.

     SECTION 9.10 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the Notes.

     SECTION 9.11 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     SECTION 9.12 Replacement of Defaulting Bank. In the event that a Replacement Event occurs and is continuing with respect to any Bank, Borrower may designate another financial institution (such financial institution being herein called a “Replacement Bank”) acceptable to Agent, and which is not Borrower or Related Party of Borrower, to assume such Bank’s Commitment hereunder, to purchase the Loans and participations of such Bank and such Bank’s rights hereunder and (if such Bank is the Issuer) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Bank, without recourse to or representation or warranty by, or expense to, such Bank for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and accrued but unpaid unused fees and letter of credit fees owing to such Bank plus amounts necessary to cash collateralize any Letters of Credit issued by such Bank, and upon such assumption, purchase, and substitution, and subject to the execution and delivery to Agent by the Replacement Bank of documentation satisfactory to Agent (pursuant to which such Replacement Bank shall assume the obligations of such original Bank under this Agreement), the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder and such Bank shall no longer be a party hereto or have any rights hereunder provided that the obligations of Borrower to indemnify such Bank with respect to any event occurring or obligations arising before such replacement shall survive such replacement. “Replacement Event” shall mean, with respect to any Bank, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Bank, or the declaration by the appropriate regulatory authority that such Bank is insolvent, (b) such Bank’s becoming a Defaulting Bank, or (c) such Bank’s failure to consent to any amendment, waiver, or consent as to which the consent of all Banks is required, but only if Majority Banks shall have agreed to such amendment, waiver, or consent.

     SECTION 9.13 Authority to Act. Agent and the Banks shall be entitled to act on any notices and instructions (telephonic or written) believed by Agent or such Bank to have been delivered by any person authorized to act on behalf of Borrower pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a person authorized to act on behalf of Borrower, and Borrower hereby agrees to indemnify Agent and each Bank and hold Agent and each Bank harmless from and against any and all losses and expenses, if any, ensuing from any such action.

     SECTION 9.14 Banks’ Books and Records. The Agent’s and each Bank’s books and records showing the account between Borrower and such Bank shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof thereof.

     SECTION 9.15 GOVERNING LAW; CHOICE OF FORUM; WAIVER OF JURY TRIAL. This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York. TO INDUCE AGENT AND THE BANKS TO ACCEPT THIS AGREEMENT, BORROWER, IRREVOCABLY, AGREES THAT ANY ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT AND THE NOTE MAY BE LITIGATED IN COURTS HAVING SITUS WITHIN NEW YORK CITY, STATE OF NEW YORK. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE WITH THIS SECTION. BORROWER AND BANK IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER, AGENT OR ANY OF THE BANKS ARE PARTIES.

     SECTION 9.16 Resurrection of Obligations. To the extent that any Bank receives any payment on account of Borrower’s liabilities, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower’s liabilities, or part thereof intended to be satisfied, shall be revived and continue in full force and effect, as if such payment(s) had not been received by such Bank and applied on account of Borrower’s liabilities.

     SECTION 9.17 Counterparts; Fax or other Transmission; Section References; Effectiveness.

          (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Agreement may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Agreement.

          (b) Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

          (c) Section titles and references used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

          (d) This Agreement shall become effective when Agent shall have received counterparts hereof signed by each of the parties hereto.

[Signatures on following page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SHOE CARNIVAL, INC.

By:	/s/ W. Kerry Jackson
W. Kerry Jackson
Executive Vice President & CFO
7500 East Columbia Street
Evansville, Indiana 47715
Telecopy Number: 812-471-9859

Commitment:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

$30,000,000 (60.0%)
	By:	/s/ Linda D. Coley
Linda D. Coley
Senior Vice President
Commercial Banking MAC Z3055-022
Wachovia Bank, National Association
A Wells Fargo Company
225 Water Street, 2nd Floor
Jacksonville, FL 32202
Telecopy Number: (904) 489-3130

Commitment:	FIFTH THIRD BANK

$20,000,000 (40%)
	By:	/s/ Dwight Hamilton
Dwight Hamilton
Senior Vice President
20 NW Third Street 47708
Post Office Box 778
Evansville, Indiana 47705-0778
Telephone: (812) 456-3394
Telecopy Number: (812) 456-4060

EXHIBIT A

FORM OF PROMISSORY NOTE

US $[______________]	January [_], 2010

     FOR VALUE RECEIVED, the undersigned, Shoe Carnival, Inc., an Indiana corporation (the “Borrower”), hereby promises to pay to the order of [______________] (hereinafter, together with its successors and assigns, the “Bank”), at the office of the Agent (as defined below), in immediately available funds, the principal sum of [________________________and ___]/100 DOLLARS ($[______________]) of United States funds, or, if less, so much thereof as may from time to time be advanced as Revolving Loans by the Bank to the Borrower hereunder, plus interest as hereinafter provided.

     The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time outstanding from the date of disbursement on the dates and at the rates specified in Section 2.5 of the Credit Agreement (as defined herein).

     If any payment on this promissory note becomes due and payable on a day other than a Domestic Business Day, the maturity thereof shall be extended to the next succeeding Domestic Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     This Promissory Note is one of the Notes referred to in Section 2.3(a) of that certain Credit Agreement dated as of January 20, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions from time to time party thereto (the “Banks”), and Wachovia Bank, National Association (together with its successors and assigns, the “Agent”), as Agent for the Banks.

     This Promissory Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Promissory Note and on which such Obligations may be declared immediately due and payable.

     Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, the Agent and the Banks may exercise such rights and remedies described in Article 6 of the Credit Agreement and otherwise available under applicable law and at equity.

     Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest, and (except as required by the Credit Agreement) notice of any kind with respect to this Promissory Note.

[Remainder of this page intentionally left blank.]

     THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SHOE CARNIVAL, INC.

By:

Name:
Title:

(SEAL)

EXHIBIT B

FORM OF SWINGLINE NOTE

$10,000,000.00	January [_], 2010

     FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (together with its successors and assigns, the “Agent”), at the office of the Agent in lawful money of the United States of America and in immediately available funds, the principal amount of Ten Million Dollars ($10,000,000.00), or such lesser amount as may then constitute the unpaid aggregate principal amount of all Swing Loans made by the Agent to the Borrower pursuant to the Credit Agreement (as defined below), at the times set forth in the Credit Agreement.

     The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time outstanding from the date of disbursement on the dates and at the rates specified in Section 2.5 of the Credit Agreement (as defined herein).

     If any payment on this promissory note becomes due and payable on a day other than a Domestic Business Day, the maturity thereof shall be extended to the next succeeding Domestic Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     This promissory note is the Swingline Note referred to in Section 2.3(b) of that certain Credit Agreement dated as of January 20, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions from time to time party thereto (the “Banks”), and Agent. All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement except to the extent such capitalized terms are otherwise defined or limited herein.

     This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared immediately due and payable.

     Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, the Agent and the Banks may exercise such rights and remedies described in Article 6 of the Credit Agreement and otherwise available under applicable law and at equity.

     Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest, and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

[Remainder of this page intentionally left blank.]

     THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SHOE CARNIVAL, INC.

By:

Name:
Title:

(SEAL)

EXHIBIT C

FORM OF NOTICE OF BORROWING

January [_], 20__

Wachovia Bank, National Association
A Wells Fargo Company
Commercial Banking MAC Z3055-022
225 Water Street, 2nd Floor
Jacksonville, FL 32202
Attention: Linda Coley
Telephone: 904-489-3140
Facsimile: 904-489-3130

Ladies and Gentlemen:

     The undersigned, SHOE CARNIVAL, INC., an Indiana corporation (the “Borrower”) party to that certain Credit Agreement dated as of January 20, 2010, among the Borrower, certain other financial institutions for time to time party thereto (the “Banks”), and Wachovia Bank, National Association (together with its successors and assigns, the “Agent”), as Agent for the Banks (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein but not defined herein shall have the meanings given such terms in the Credit Agreement), hereby gives you notice, irrevocably, pursuant to Section 2.2 of the Credit Agreement that the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowings (the “Proposed Borrowings”) as required by Section 2.2 of the Credit Agreement:

If LIBOR Loan – Select
Date of		Swingline Loan or	[Prime Loan1 or LIBOR	Interest Period (1,2,3 or
Borrowing	Amount	Revolving Loan	Loan]	6 months)

     All Loans shall be disbursed in the manner set forth on Schedule A.

     The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

____________________
1 All Swingline Loans must be Prime Loans

     (A) the representations and warranties contained in the Credit Agreement are true and correct;

     (B) no Default or Event of Default has occurred, is continuing, or will occur as a result of the Proposed Borrowing;

     (C) no material adverse change in the business, financial position or results of operation, of Borrower has occurred since the Effective Date and is continuing, and no legal or administrative proceedings have been commenced or threatened against Borrower which would be likely to have a Material Adverse Effect;

     (D) all of the other conditions to the Proposed Borrowings set forth in Sections 2.2 and 3.1 of the Credit Agreement have been fulfilled; and

     (E) the Proposed Borrowings satisfy all limitations set forth in the Credit Agreement (including, without limitation, availability under the Borrowing Base).

SHOE CARNIVAL, INC.

By:

Name:
Title:

SCHEDULE A

	Account Payee and Wiring Instructions	Amount
1		$[______]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

     This Certificate is issued pursuant to Sections 5.1(a)(iii) and 5.1(e)(iv) of that certain Credit Agreement dated as of January 20, 2010, by and among Shoe Carnival, Inc., an Indiana corporation (the “Borrower”), the financial institutions from time to time party thereto (the “Banks”), and Wachovia Bank, National Association (together with its successors and assigns, the “Agent”), as Agent for the Banks (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     Pursuant to Sections 5.1(a)(iii) and 5.1(e)(iv) of the Credit Agreement, the undersigned chief financial officer or principal accounting officer of Borrower, hereby certifies, represents, and warrants to Agent and Banks as follows:

          (i) As of the date hereof, no Default or Event of Default has occurred under the Credit Agreement or is continuing;

          (ii) Borrower is in compliance with the financial covenants set forth in Section 5.1(a)(iii) and Section 5.1(e)(iv) of the Credit Agreement, as demonstrated by the financial calculations attached hereto as Schedule 1 and made a part hereof; and

          (iii) As of ____________________, 20__, the financial calculations contained in Schedule 1 hereto are true, correct, and complete.

     Dated as of [____________].

[SIGNATURE TO FOLLOW]

SHOE CARNIVAL, INC.

By:

Title:

SCHEDULE 1

[ATTACH FINANCIAL CONSENT CALCULATIONS]

EXHIBIT E

FORM OF BORROWING BASE CERTIFICATE

Shoe Carnival, Inc.

Borrowing Base Certificate

This Borrowing Base Certificate is delivered pursuant to the terms of the Credit Agreement dated January 20, 2010, by and between Shoe Carnival, Inc., Wachovia Bank, National Association, as agent, and the Banks named therein. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

Borrower hereby represents and warrants to Banks that the following information is true and correct as of "Date"

1.	Inventory at Cost		0
2.	less Capitalized Overhead Costs		0
3.	Subtotal (1-2)		0
4.	Goods in Transit (not included above)		0
5.	Sub-Total (3+4)		0
6.	Shoe Carnival Book Reserve	0
	(excluding capitalized overhead costs
	contained in Book Reserve $0
7.	Inventory More Than 1 Year Old	0
8.	Ineligible Inv (Greater of 6 or 7)		0
9.	Eligible Inventory (5-8)		0
10.	Inventory Availability (NTE $50,000,000)		50.00%	0

11.	Aggregate Principal Amount of Outstanding Loans		0

12.	Borrowing Base Availability (Deficit) (10-11)
	(Negative Amount Represents Mandatory Repayment)			0

If Item 12 above is negative, this Borrowing Base Certificate is accompanied by the mandatory repayments required under the Credit Agreement.

This Borrowing Base Certificate is dated the _______ day of ____________________ 2010.

Shoe Carnival, Inc.

By:

Title:	Executive Vice President & Chief Financial Officer

EXHIBIT F

FORM OF ASSIGNMENT AND ACCEPTANCE

     This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action, and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby, or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims, and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	[______________________________].

2.	Assignee:	[______________________________].

3.	Borrower:	Shoe Carnival, Inc., an Indiana corporation.

4.	Agent:	Wachovia Bank, National Association, a national banking association.

5.	Credit Agreement:	Credit Agreement dated as of January 20, 2010, by and among the Borrower, the financial institutions from time to time party thereto, and Agent.

6.       Assigned Interest:

			Aggregate	Amount of	Percentage
			Amount of	Commitment /	Assigned of
Assignor	Assignee	Facility Assigned	Commitment /	Loans	Commitment /
			Loans	Assigned	Loans
for all Banks
[_____]	[_____]	Revolving Loan	$[_____]	$[_____]	[_____]%

7.       Trade Date:                 [__________], 20[__].

8.       Effective Date:            [__________], 20[__]. [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[SIGNATURES ON FOLLOWING PAGES.]

     The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:

Name:

Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:

Name:

Title:

Consented to and Accepted:

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Agent

By:
Name:
Title:

Consented to: [IF REQUIRED]

SHOE CARNIVAL, INC.

By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

     1. Representations and Warranties.

          (a) Assignor. The Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of the Assigned Interest, (B) the Assigned Interest is free and clear of any lien, encumbrance, or other adverse claim, and (C) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (ii) assumes no responsibility with respect to (A) any statements, warranties, or representations made in or in connection with the Credit Agreement or any other Loan Document, (B) the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Loan Documents or any collateral thereunder, (C) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Loan Document, or (D) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.

          (b) Assignee. The Assignee (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (B) it meets all the requirements to be an assignee under Section 9.7 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.7 of the Credit Agreement), (C) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (D) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (E) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (F) it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest; and (ii) agrees that (A) it will, independently and without reliance upon the Agent, the Assignor, or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

     2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including, without limitation, payments of principal, interest, fees, and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

     3. General Provisions.

          (a) This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

          (b) This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Assignment and Acceptance may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Assignment and Acceptance.

          (c) Delivery by one or more parties hereto of an executed counterpart of this Assignment and Acceptance via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Assignment and Acceptance. Any party delivering an executed counterpart of this Assignment and Acceptance by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Assignment and Acceptance.

          (e) Section titles and references used in this Assignment and Acceptance shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

          (f) The Assignee agrees to take such further actions as the Agent shall reasonably request in connection herewith to evidence the agreements set forth herein

          (g) THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)